Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

McKesson Corporation

and

PF2 SpinCo, Inc.

and

Change Healthcare Inc.

and

Change Healthcare LLC

and

Change Healthcare Intermediate Holdings, LLC

and

Change Healthcare Holdings, LLC

Dated as of February 10, 2020

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Definitions	3
Section 1.02.	Other Definitional and Interpretative Provisions	9

ARTICLE 2
PRIOR TO THE DISTRIBUTION

Section 2.01.	Contribution	9
Section 2.02.	Intercompany Accounts; Intercompany Contracts	10
Section 2.03.	Financial Instruments	10
Section 2.04.	Shared Employees	11
Section 2.05.	Operations of SpinCo	11
Section 2.06.	Further Assurances and Consents	11

ARTICLE 3
THE DISTRIBUTION

Section 3.01.	Conditions Precedent to Distribution	11
Section 3.02.	The Exchange Offer and Distribution	13
Section 3.03.	Applicable SEC Filings	14
Section 3.04.	Plan of Reorganization	14
Section 3.05.	NO REPRESENTATIONS OR WARRANTIES	14

ARTICLE 4
RESERVED

ARTICLE 5
ACCESS TO INFORMATION

Section 5.01.	Access to Information	15
Section 5.02.	Litigation Cooperation	15
Section 5.03.	Reimbursement; Ownership of Information	16
Section 5.04.	Retention of Records	16
Section 5.05.	Confidentiality	17
Section 5.06.	Privileged Information	18

ARTICLE 6
INDEMNIFICATION

Section 6.01.	Release of Pre-Distribution Claims	19
Section 6.02.	SpinCo Indemnification of the Parent Group	20
Section 6.03.	Parent Indemnification of SpinCo Group	21

i

Exhibit – A: Form of Tax Matters Agreement

Schedule – 1: Internal Restructuring Plan

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (the “Agreement”), dated February 10, 2020, by and among McKesson Corporation, a Delaware corporation (“Parent”), (ii) PF2 SpinCo, Inc. (f/k/a PF2 SpinCo LLC), a Delaware corporation and wholly owned Subsidiary of Parent (“SpinCo”), and (iii) solely for the purposes of Articles 2, 3, 5, 6 and 7 herein, Change Healthcare Inc. (f/k/a HCIT Holdings, Inc.), a Delaware corporation (“Acquiror”) and (iv) Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (the “JV”), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), a Delaware limited liability company (“NewCo Intermediate Holdings”) and Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), a Delaware limited liability company (“NewCo Holdings”).

W I T N E S S E T H:

WHEREAS, SpinCo is a wholly owned Subsidiary of Parent;

WHEREAS, (i) on June 28, 2016, Acquiror, Parent, Legacy CHC, Blackstone, H&F, NewCo Intermediate Holdings, NewCo Holdings and JV entered into an Agreement of Contribution and Sale (as amended or otherwise modified from time to time, the “JV Contribution Agreement”), and (ii) at the closing of the JV Contribution Agreement, each of PF2 IP LLC, a Delaware limited liability company (“IPCo”), PF2 PST Services LLC (f/k/a PF2 PST Services Inc.), a Delaware limited liability company (“PST Services”), Acquiror and JV entered into the Third Amended and Restated Limited Liability Company Agreement dated as of March 1, 2017 (as amended or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, pursuant to the terms of the LLC Agreement, IPCo, PST Services and their Affiliates have determined that it is in the best interests of each such party and their stockholders to consummate the transactions set forth in this Agreement and effect the separation of SpinCo from Parent by (i) consummating an offer to exchange 100% of the issued and outstanding shares of SpinCo Common Stock (as defined below) held directly or indirectly by Parent, for consideration as more particularly described under Section 3.02 below (such transaction, the “Exchange Offer”), and (ii) in the event that holders of outstanding shares of Parent Common Stock (as defined below) subscribe for less than all of the shares of SpinCo Common Stock owned by Parent in the Exchange Offer, then at the sole election of Parent, distributing the remaining shares of SpinCo Common Stock owned by Parent by means of a pro rata dividend, to holders of Parent Common Stock as of the Record Date (as defined below) (the transactions under (ii) if applicable, the “Clean-up Distribution”, and the transactions under (i) and (ii) together, the “Distribution”);

WHEREAS, Parent has determined that, subject to the terms and conditions hereof, it would be desirable for Parent to transfer to SpinCo all of Parent’s direct and indirect equity interest in JV by (i) completing the Internal Restructuring (as defined below) and (ii) (x) transferring to SpinCo (I) 100% of the issued and outstanding equity

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interests of PST Services and (II) 100 shares of SpinCo Common Stock and (y) transferring to SpinCo 100% of the issued and outstanding equity interests of IPCo, in each case, solely in exchange for Parent’s receipt of shares of SpinCo Common Stock (such transfers described in clause (ii), collectively, the “Controlled Transfer”);

WHEREAS, immediately following the Distribution Effective Time (as defined below), and pursuant to the Merger Agreement (as defined in the LLC Agreement), SpinCo will merge with and into Acquiror, with Acquiror as the surviving corporation in such merger (the “Merger”);

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Controlled Transfer, together with the Distribution, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Parent and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, will qualify as a distribution of SpinCo Common Stock to Parent’s shareholders pursuant to Section 355 of the Code, (iii) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, (iv) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Acquiror and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (v) this Agreement constitutes part of a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between the parties following the Distribution.

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NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Group” means Acquiror and its Subsidiaries.

“Action” means any demand, claim, suit, action, arbitration, inquiry, audit, examination, investigation or other proceeding of any nature, whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided, however, that (notwithstanding any other provision of this Agreement), no member of the JV Group or the Acquiror Group shall be considered to be an Affiliate of any member of the Parent Group or, prior to the Merger Effective Time, the SpinCo Group, provided further that after the Merger Effective Time each member of the SpinCo Group shall be considered an Affiliate of the Acquiror Group and the JV Group. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, (a) prior to the Distribution Effective Time, Affiliates of Parent shall include SpinCo and its Affiliates and (b) after the Merger Effective Time, Affiliates of Acquiror shall include SpinCo and its Affiliates and the members of the JV Group.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the JV Contribution Agreement and the LLC Agreement, Transition Services Agreements, MCK Tax Receivable Agreement, New Echo Tax Receivable Agreement, Intellectual Property Licensing Agreement, Echo Shareholders’ Agreement, Management Services Agreement, Principal Shareholder Letters, Echo Connect Option Agreement, Registration Rights Agreement and the Tax Matters Agreement (in each case, as defined in the JV Contribution Agreement); that certain Master Subcontract Agreement by and between McKesson Technologies Inc. and PF2 EIS LLC; the Letter Agreement; Waiver and Amendment; and any other agreement entered into in writing in connection with the Controlled Transfer and/or the Distribution (to the extent the applicable party hereto is bound thereby) in each case, to the extent such Ancillary Agreements remain in effect pursuant to their terms.

“Applicable SEC Filing” has the meaning set forth in Section 3.01.

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“Blackstone” means, Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI L.P. and Blackstone Family Investment Partnership VI-ESC L.P., collectively.

“Business” means, as the context requires, the Retained Business or the JV Business.

“Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or obligated by Law to close.

“Business Transfer Time” has the meaning set forth in Section 2.01(b).

“Claim” has the meaning set forth in Section 6.04(a).

“Clean-up Distribution” has the meaning set forth in the recitals to this Agreement.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Completing Transfer” has the meaning set forth in Section 2.01(b).

“Confidential Information” has the meaning set forth in Section 5.05(c).

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Controlled Transfer” has the meaning set forth in the recitals to this Agreement.

“Convey” has the meaning set forth in Section 2.01(b).

“Disposing Party” has the meaning set forth in Section 5.04.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means a distribution agent to be appointed by Parent on behalf of itself and SpinCo on or prior to the date hereof.

“Distribution Date” means the date selected by the board of directors of Parent or its designee for the consummation of the Distribution.

“Distribution Effective Time” means the time established by Parent as the effective time for the Distribution, New York time, on the Distribution Date.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means an exchange agent to be appointed by Parent on behalf of itself and SpinCo on or prior to the date hereof.

“Exchange Offer” has the meaning set forth in the recitals to this Agreement.

“Financial Instruments” means, with respect to any party, all credit facilities, guarantees, comfort letters, letters of credit and similar instruments related primarily to such party’s Business under which any member of such party’s Group has any primary, secondary, contingent, joint, several or other liability.

“Governmental Authority” means any national, federal, regional, municipal or foreign government; international authority (including, in each case, any central bank or fiscal, Tax or monetary authority); governmental agency, authority, division, department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, agency, authority, division, department, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.

“Group” means, as the context requires, the Parent Group, the Acquiror Group, the SpinCo Group or the JV Group.

“H&F” means, H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P., collectively.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitees” means, as the context required, the Parent Indemnitees or the SpinCo Indemnitees.

“Intercompany Accounts” has the meaning set forth in Section 2.02.

“Internal Restructuring” has the meaning set forth in Schedule 1.

“IPCo” has the meaning set forth in the recitals.

“IRS” means the Internal Revenue Service.

“JV” has the meaning set forth in the preamble.

“JV Business” means, the business conducted by the JV Group (which, for clarity shall include the Core MTS Business and the Echo Business (each such term, as defined under the JV Contribution Agreement)), in each case from time to time, whether before, on or after the Distribution.

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“JV Contribution Agreement” has the meaning set forth in the recitals.

“JV Group” means the JV and each of its Subsidiaries.

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Legacy CHC” means Change Healthcare Performance, Inc. (f/k/a Change Healthcare, Inc.), a Delaware corporation.

“Letter Agreement” means the Amended and Restated Letter Agreement Relating to Agreement of Contribution and Sale dated September 28, 2018 by and between McKesson, IPCo, PST Services, Acquiror, NewCo Holdings and the JV.

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“LLC Agreement” has the meaning set forth in the recitals.

“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the LLC Agreement.

“Merger Effective Time” shall mean the time of the effectiveness of the Merger.

“Parent” has the meaning set forth in the preamble.

“Parent Assumed Actions” has the meaning set forth in Section 5.02(a).

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Group” means Parent and its Subsidiaries (other than, after the Distribution Effective Time, SpinCo and any member of the SpinCo Group).

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“Parent Indemnitees” has the meaning set forth in Section 6.02(a).

“Parent Liabilities” means, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or relating to, or arising from or in connection with, the Parent Group, the conduct of the Retained Business or the ownership or use of assets in connection therewith, but excluding any SpinCo Liabilities (and for clarity, “Parent Liabilities” shall include all Liabilities arising in connection with the Parent Assumed Actions, Internal Restructuring and Distribution (other than any expenses set forth under the Contribution Agreement or the LLC Agreement to be borne by any other party, including as set forth under Section 10.08 (Exit Events Expenses) of the LLC Agreement)).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Prior Company Counsel” has the meaning set forth in Section 5.06(c).

“Privilege” has the meaning set forth in Section 5.06.

“Privileged Information” has the meaning set forth in Section 5.06.

“PST Services” has the meaning set forth in the recitals.

“Receiving Party” has the meaning set forth in Section 5.04.

“Record Date” means the cut-off date to be established by the Parent for determination of the holders of Parent Common Stock entitled to receive the Distribution.

“Released Parties” has the meaning set forth in Section 6.01(a).

“Remaining SpinCo Common Stock” means the difference between (x) all of the issued and outstanding shares of SpinCo Common Stock held directly, or indirectly, by Parent and (y) such number of shares of SpinCo Common Stock that shall have been exchanged for shares of Parent Common Stock pursuant to the Exchange Offer.

“Representatives” means, with respect to any Person, the Affiliates of such Person and the officers, directors, employees, attorneys, accountants, financial advisors, agents, consultants, professional advisors and other representatives of such person and its Affiliates.

“Retained Business” any business now, previously or hereafter conducted by Parent or any of its Subsidiaries or Affiliates (including the SpinCo Group prior to the Distribution Effective Time), other than the JV Business.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Assumed Actions” has the meaning set forth in Section 5.02(a).

“SpinCo Common Stock” means common stock, par value $0.001 per share, of SpinCo.

“SpinCo Group” means SpinCo and its Subsidiaries (which, for the avoidance of doubt, shall not include prior to the Merger Effective Time, any member of the JV Group).

“SpinCo Indemnitees” has the meaning set forth in Section 6.03(a).

“SpinCo Liabilities” means, except as otherwise specifically provided for in this Agreement or any Ancillary Agreement or any other contract or agreement to which any member of the Parent Group is party, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or relating to, or arising from or in connection with, the JV Group, the conduct of the JV Business, or the ownership or use of equity interests in the JV in connection therewith, but excluding (i) any Parent Liabilities and (ii) any Liability to indemnify any employees of the Parent Group in connection with service as directors, officers or employees of the SpinCo Group at or prior to the Merger Effective Time (and for clarity, shall include all Liabilities arising in connection with the SpinCo Assumed Actions).

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that before the Merger Effective Time, no member of the JV Group shall be a Subsidiary of Parent, SpinCo or Acquiror, but after the Merger Effective Time, any member of the SpinCo Group and the JV Group shall be a Subsidiary of Acquiror.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement between Parent, SpinCo, Acquiror, the JV and the other parties thereto to be entered into as of the Distribution Date, substantially in the form of Exhibit A.

“Tax-Related Losses” has the meaning set forth in the Tax Matters Agreement.

“Third Party” or “third party” means a Person that is not an Affiliate of SpinCo or Parent.

“Third Party Claim” has the meaning set forth in Section 6.04(b).

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“Transition Services Agreements” means the Transition Services Agreements dated March 1, 2017 by and between McKesson and the JV.

“Waiver and Amendment” means that certain Waiver and Amendment to Stockholders Agreement, Limited Liability Company Agreement and Option to Purchase, dated as of May 30, 2019, by and among Acquiror, JV, Parent, Change Healthcare Solutions, LLC and the requisite holders of Acquiror’s common stock.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as expressly set forth herein or in another Ancillary Agreement, references to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable Law.

ARTICLE 2

PRIOR TO THE DISTRIBUTION

On or prior to the Distribution Date,

Section 2.01. Contribution.

(a) Prior to consummating the Distribution and Merger, to the extent not already completed, Parent shall, and shall cause, its Affiliates to, consummate the Internal Restructuring.

(b) Except as otherwise expressly provided herein or in any of the Ancillary Agreements, and except to the extent previously effected pursuant to the Internal Restructuring or the Controlled Transfer, upon the terms and conditions set forth in this Agreement, effective as of immediately prior to the Distribution on the anticipated Distribution Date (the “Business Transfer Time”), Parent shall assign, transfer, convey

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and deliver (“Convey”), and shall cause its Affiliates to Convey to SpinCo (i) all of the Parent Group’s right, title and interest in and to all of the issued and outstanding stock of IPCo and PST Services and (ii) if applicable, all of the Parent Group’s right, title and interest in and to any Units (as defined in the LLC Agreement) not held at such time by IPCo and PST Services (the “Completing Transfer”).

Section 2.02. Intercompany Accounts; Intercompany Contracts.

(a) Each of SpinCo, on behalf of itself and each other member of the SpinCo Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminates any and all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective without further action as of the Business Transfer Time, other than this Agreement, the Merger Agreement and the Ancillary Agreements. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Business Transfer Time and all parties shall be released from all Liabilities thereunder. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Parent shall cause all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between SpinCo and any other member of the SpinCo Group, on the one hand, and Parent or any other member of the Parent Group, on the other hand, in existence as of the Business Transfer Time (collectively, the “Intercompany Accounts”) to be (i) settled in full in cash or (ii) otherwise cancelled, terminated or extinguished, in which case the balance shall be treated as a contribution to capital or a dividend (in the case of each of clauses (i) and (ii), with no further liability or obligation thereunder), such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

Section 2.03. Financial Instruments. Parent shall use reasonable efforts to take or cause to be taken all actions, and enter into such agreements and arrangements as shall be necessary, to (i) terminate all obligations of SpinCo (and members of the SpinCo Group) under any of Parent’s Financial Instruments that is in existence immediately prior to the Distribution or (ii) cause itself (or another member of the Parent Group) to be substituted for SpinCo (and members of the SpinCo Group) in respect of their obligations under any of Parent’s Financial Instruments that is in existence immediately prior to the Distribution; provided that if such a termination or substitution is not effected by the Distribution (A) Parent shall indemnify and hold harmless SpinCo and each member of the SpinCo Group and, after the Merger Effective Time, the Acquiror Group (as successor to the SpinCo Group) from and against any Losses arising from or relating to its Financial Instruments in accordance with the applicable provisions of Article 6 and (B) without the prior written consent of Acquiror, Parent shall not, and shall not permit any its Affiliates to, renew or extend the term of, increase the obligations or liabilities under, or transfer to a third party, any such Financial Instrument unless all obligations of SpinCo (and members of the SpinCo Group) and, after the Merger Effective Time, the Acquiror Group (as successor to the SpinCo Group) with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Acquiror.

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Section 2.04. Shared Employees. Each individual who is an officer, director or employee of any member of the Parent Group and any member of the SpinCo Group shall resign, effective at or prior to the Distribution, from all positions such individual holds with the SpinCo Group, such that following the Distribution such individual will not hold such positions in both Groups.

Section 2.05. Operations of SpinCo. Prior to the Distribution Effective Time, and except with respect to Parent’s Financial Instruments, which shall be subject to Section 2.03, Parent shall cause SpinCo and each member of the SpinCo Group, from and after the formation thereof, to, and prior to the Merger Effective Time SpinCo shall and shall cause each member of the SpinCo Group, from and after the formation thereof, to, not be an obligor or guarantor under, or otherwise be subject to, any indebtedness, or to conduct any operations or own any assets other than ownership of equity of the other members of the SpinCo Group and the JV Group, or otherwise acquire or dispose of any other assets or entities (other than in connection with the Internal Restructuring and other assets incidental to their status as holding companies of equity of the other members of the SpinCo Group and the JV Group).

Section 2.06. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, subject to all of the terms and conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings (including the Applicable SEC Filings) and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement, and SpinCo shall, at Parent’s request, participate in any meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” (including any marketing efforts) relating to the Exchange Offer.

ARTICLE 3

THE DISTRIBUTION

Section 3.01. Conditions Precedent to Distribution. In no event shall the Distribution occur unless (a) each of the following conditions shall have been satisfied (or waived by Parent in its sole discretion) and (b) the conditions set forth in sub-clause (iii) – (ix) shall have been satisfied (or waived by Acquiror in its sole discretion):

(i) each of the conditions set forth in Annex I hereto (the “Offer Conditions”) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived by the party entitled to the benefit thereto and other than the conditions that by their nature are to be satisfied contemporaneously with the Distribution);

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(ii) the board of directors of Parent shall be satisfied that the Distribution can be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware and shall have received a solvency opinion in form and substance satisfactory to the board of directors of Parent;

(iii) the Completing Transfer (if applicable) shall have been completed;

(iv) an applicable registration statement or form as determined by Parent in its sole discretion or as otherwise required by the Commission for commencement of the Exchange Offer, and consummating the Distribution shall have been filed with the Commission (the “Applicable SEC Filings”) and declared effective, if applicable, by the Commission, no stop order suspending the effectiveness of such Applicable SEC Filing shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Applicable SEC Filing shall have been mailed to holders of Parent Common Stock (and the holders of Acquiror Common Stock, if applicable), as of any applicable Record Date or as otherwise required by Law;

(v) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(vi) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(vii) no applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated hereby;

(viii) all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and the Merger and to permit the operation of the JV Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained; and

(ix) the Merger Agreement shall have been entered into by the parties thereto and shall be in full force and effect, and all conditions and obligations of the parties to the Merger Agreement to consummate the Merger and to effect the other transactions contemplated by the Merger Agreement (other than the filing of the certificate of merger) shall have been satisfied or waived, such that the Merger is consummated immediately following the Distribution.

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Each of the foregoing conditions is for the sole benefit of Parent (other than the conditions in (iii) – (ix) above, which is also for the benefit of Acquiror) and shall not give rise to or create any duty on the part of Parent (or Acquiror, if applicable) or its board of directors to waive or not to waive any such condition. Any determination made by Parent on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in clause (i) or (ii) of this Section 3.01 shall be conclusive and binding on the parties.

Section 3.02. The Exchange Offer and Distribution.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.02, and nothing shall have occurred that, had the Exchange Offer been commenced, would give rise to a right to terminate the Exchange Offer pursuant to the Offer Conditions, as promptly as practicable after the date hereof, but in no event later than five Business Days following the date of this Agreement (and subject to satisfaction and/or waiver of the conditions set forth in Section 3.01), Parent shall commence the Exchange Offer.

(b) Under the Exchange Offer, each outstanding share of Parent Common Stock shall be exchangeable for shares of outstanding SpinCo Common Stock owned by Parent at such exchange ratio as may be determined by Parent in its sole discretion. The Exchange Agent shall hold the certificates for shares of SpinCo Common Stock delivered in the Exchange Offer for the account of the Parent shareholders whose shares of Parent Common Stock are tendered in the Exchange Offer pending the Merger.

(c) In the event that holders of Parent Common Stock subscribe for less than all of the shares of SpinCo Common Stock owned by Parent in the Exchange Offer, then subject to the terms and conditions set forth in this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 7.02, (i) each holder of record of Parent Common Stock on the Record Date after giving effect to the Exchange Offer (“Record Holder”) shall be entitled to receive for each share of Parent Common Stock held by such Record Holder on the Record Date a number of shares of Remaining SpinCo Common Stock equal to the total number of shares of Remaining SpinCo Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by such Record Holder on the Record Date after giving effect to the Exchange Offer and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date after giving effect to the Exchange Offer and (ii) at the Distribution Effective Time, Parent shall deliver to the Distribution Agent a global certificate representing the Remaining SpinCo Common Stock distributed in the Clean-up Distribution for the account of the Parent shareholders that are entitled thereto. The Distribution Agent shall hold such certificate for the account of the Parent shareholders pending the Merger.

(d) Parent shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution, but which determination shall be made in compliance with the LLC Agreement. Parent shall, in its sole discretion, select any investment banker(s) and manager(s) in connection with the Distribution, as well as any other institutions providing services in connection with the Distribution, including the Distribution Agent, the Exchange Agent, a financial printer, solicitation agent and financial, legal, accounting and other advisors.

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Section 3.03. Applicable SEC Filings. In connection with the preparation of the Applicable SEC Filings, Parent and Acquiror shall cooperate with each other, and provide each other and their respective counsel a reasonable opportunity to review and comment on the material Applicable SEC Filings prior to filing with the Commission, and Parent and Acquiror, as the case may be, shall give reasonable and good faith consideration to any comments made by Acquiror or Parent, as the case may be, and their respective counsel, provided that nothing herein shall require a party to delay the making of any Applicable SEC Filing. Parent and Acquiror, as the case may be, shall provide each other and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the Commission or its staff with respect to any material Applicable SEC Filing promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in such party’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 3.04. Plan of Reorganization. This Agreement constitutes part of a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) with respect to the transactions contemplated hereby, and the Merger Agreement constitutes a “plan of reorganization” under the Treasury Regulations Section 1.368-2(g) with respect to the transactions contemplated thereby.

Section 3.05. NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR IN CERTIFICATES FURNISHED THEREUNDER, NO MEMBER OF ANY GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF ANY OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE CONTRIBUTION OR THE DISTRIBUTION.

ARTICLE 4

RESERVED

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ARTICLE 5

ACCESS TO INFORMATION

Section 5.01. Access to Information.

(a) For a period of six years after the Distribution Date, each party shall, and shall cause its Affiliates to, afford promptly the other party’s Group and its agents and, to the extent required by applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or reasonably useful for such other party’s Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the party (and that of its Affiliates) providing such access; provided further that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Notwithstanding anything to the contrary contained herein, in the event that there is any pending dispute between the SpinCo Group or Acquiror Group on one hand and the Parent Group on the other hand, no party shall be required to grant access or disclosure pursuant to this Section 5.01 in respect of such dispute, and any such access and disclosure in respect of such dispute shall be subject to the applicable discovery rules.

(b) Without limiting the generality of the foregoing, until the end of the first full SpinCo fiscal year and the first full Parent fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party and the Acquiror to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party shall use reasonable efforts, to cooperate with the other party’s information requests to enable the other party and the Acquiror to meet its timetable for dissemination of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 5.02. Litigation Cooperation.

(a) (i) From and after the Distribution Effective Time, the applicable member of the SpinCo Group shall assume and thereafter be responsible for all Losses that may result from the SpinCo Assumed Actions and all fees and costs (including attorneys’ fees) relating to the defense of the SpinCo Assumed Actions. “SpinCo Assumed Actions”

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means those Actions primarily relating to the JV Business in which any member of the Parent Group or any Affiliate of a member of the Parent Group is a defendant or the party against whom the claim or investigation is directed solely as a result of any member of the Parent Group being a beneficial owner of the JV or any other member of the JV Group (but shall exclude all Actions to the extent relating to contractual obligations of any member of the Parent Group); and (ii) from and after the Distribution Effective Time, the applicable member of the Parent Group shall assume and thereafter be responsible for all Liabilities that may result from the Parent Assumed Actions and all fees and costs (including attorneys’ fees) relating to the defense of the Parent Assumed Actions. “Parent Assumed Actions” means those Actions primarily related to the Retained Business or the Distribution in which any member of the SpinCo Group or any Affiliate of a member of the SpinCo Group is a defendant or the party against whom the claim or investigation is directed (and shall include all Actions to the extent relating to contractual obligations of any member of the Parent Group).

(b) Each party shall, and shall cause its Affiliates to, use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Business prior to the Distribution Effective Time in which the requesting party may from time to time be involved. Notwithstanding anything to the contrary contained herein, in the event that there is any pending dispute between the SpinCo Group or Acquiror Group on one hand and the Parent Group on the other hand, no party shall be required to grant access or disclosure pursuant to this Section 5.02 in respect of such dispute, and any such access and disclosure in respect of such dispute shall be subject to the applicable discovery rules.

Section 5.03. Reimbursement; Ownership of Information.

(a) Each party (or any of such party’s Affiliates, as the case may be) providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Section 5.01 or Section 5.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

(b) All information owned by one party that is provided to the other party under Section 5.01 or Section 5.02 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 5.04. Retention of Records. Except as otherwise required by applicable Law or agreed to in writing, for a period of one year following the Distribution Date, each party shall, and shall cause its respective Affiliates to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of (i) Parent, with respect to any member of the Parent

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Group or (ii) the JV, with respect to any member of the SpinCo Group, in each case, as in effect as of the date hereof. Neither party shall destroy or otherwise dispose of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party until such party is notified by the other party that the litigation hold is no longer in effect.

Section 5.05. Confidentiality.

The parties hereby agree that the provisions of Section 11.02 (Confidentiality) of the LLC Agreement (as in effect prior to any amendment to, or waiver under, the LLC Agreement occurring after the Distribution) shall apply, mutatis mutandis, to all information and material furnished by any party or its representatives hereunder.

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Section 5.06. Privileged Information.

(a) The parties acknowledge that members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”). Each Group agrees to use reasonable efforts to protect and maintain, and to cause its respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other Group’s consent. Without limiting the generality of the foregoing, neither Group shall, and shall direct its respective Affiliates not to, without the other Group’s prior written consent, (i) waive any Privilege with respect to any of the other Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions necessary to preserve any Privilege with respect to any such Privileged Information.

(b) Upon receipt by either the Parent Group or the SpinCo Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other Group, such Group shall promptly notify the other Group of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of such Privileged Information. Each Group agrees that it shall not produce or disclose any information that may be covered by a Privilege of the other Group under this Section 5.06 unless (i) the other Group has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered a final, non-appealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Each of the Parent Group and the SpinCo Group covenants and agrees that, following the Distribution Effective Time, any internal or external legal counsel currently representing SpinCo Group (each a “Prior Company Counsel”) may serve as counsel to Parent Group and its Affiliates in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any litigation, Claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Effective Time. Parent Group and SpinCo Group hereby irrevocably (i) waive any Claim they have or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after

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the Distribution Effective Time between SpinCo and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, Prior Company Counsel may represent any member of the Parent Group and any Affiliates thereof in such dispute even though the interests of such Person(s) may be directly adverse to the Parent Group or the SpinCo Group or their respective Affiliates and even though Prior Company Counsel may have represented the SpinCo Group in a matter substantially related to such dispute.

(d) For the avoidance of doubt, nothing in this Agreement shall constitute a waiver of, or obligate any Person to waive, any Privilege.

ARTICLE 6

INDEMNIFICATION

Section 6.01. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.01(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, Parent does hereby, on behalf of itself and each member of the Parent Group, and each of their successors and assigns, release and forever discharge SpinCo and the other members of the SpinCo Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Effective Time have been directors, officers, employees or attorneys serving as independent contractors of SpinCo or any member the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, claims, Actions and liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time. Parent shall cause each of the other members of the Parent Group to, effective as of the Distribution Effective Time, release and forever discharge each of the SpinCo Indemnitees as and to the same extent as the release and discharge provided by Parent pursuant to the foregoing provisions of this Section 6.01(a).

(b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, nothing in Section 6.01(a) shall impair any right of any Person identified in Section 6.01(a) to enforce this Agreement or any Ancillary Agreement. Nothing in this Agreement shall release or discharge any Person from:

(i) any liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other liability of that Person under, this Agreement or any of the Ancillary Agreements;

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(ii) any liability that is expressly specified in this Agreement to continue after the Distribution Effective Time, but subject to any limitation set forth in this Agreement relating specifically to such liability;

(iii) any liability that is expressly specified in any Ancillary Agreement to continue after the Distribution Effective Time, but subject to any limitation set forth in such Ancillary Agreement relating specifically to such liability; or

(iv) any liability the release of which would result in the release of any Person, other than a member of the SpinCo Group or any related Released Party; provided, however, that Parent agrees not to bring or allow its respective Affiliates to bring suit against SpinCo or any related Released Party with respect to any such liability.

In addition, nothing contained in Section 6.01(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such party or any member of its Group, at or prior to the Distribution Effective Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations.

(c) Parent shall not make, nor permit of its Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other party, or any related Released Party, with respect to any liability released pursuant to Section 6.01(a).

(d) It is the intent of each of the parties hereto by virtue of the provisions of this Section 6.01 to provide for a full and complete release and discharge of all Liabilities set forth in Section 6.01(a) existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other hand, (including any contractual agreements or arrangements existing or alleged to exist between the parties on or before the Distribution Date), except as expressly set forth in Section 6.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of SpinCo, Parent shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 6.02. SpinCo Indemnification of the Parent Group.

(a) Effective at and after the Distribution, SpinCo and (effective after the Merger Effective Time) the Acquiror (as successor of SpinCo) shall be obligated to indemnify, and JV and each other member of the JV Group shall jointly and severally be obligated to pay to Acquiror all amounts necessary for Acquiror to indemnify, defend and hold harmless the Parent Group and the respective directors, officers, employees and Affiliates of each Person in the Parent Group (the “Parent Indemnitees”) from and against any and all Losses incurred or suffered by any of the Parent Indemnitees arising

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out of or in connection with (i) any of the SpinCo Liabilities, or the failure of any member of the SpinCo Group or the JV Group to pay, perform or otherwise discharge any of the SpinCo Liabilities, (ii) any breach after the Merger Effective Time by SpinCo of this Agreement and (iii) notwithstanding any provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any Damages arising from or relating to, directly or indirectly, whether by operation of the provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any failure of the Merger Effective Time to occur immediately following the Distribution Effective Time primarily as a result of any failure by Acquiror to perform its obligation to close the Merger in accordance with the Merger Agreement.

Section 6.03. Parent Indemnification of SpinCo Group.

(a) Effective at and after the Distribution, Parent shall indemnify, defend and hold harmless the Acquiror Group as successor to the SpinCo Group and the respective directors, officers, employees and Affiliates of each Person in the Acquiror Group as successor to the SpinCo Group (the “SpinCo Indemnitees”) from and against any and all Losses incurred or suffered by any of the SpinCo Indemnitees and arising out of or in connection with (i) any of the Parent Liabilities, or the failure of any member of the Parent Group to pay, perform or otherwise discharge any of the Parent Liabilities, (ii) any of Parent’s Financial Instruments, (iii) any breach by Parent (or prior to the Merger, SpinCo) of this Agreement (including any breach of the representation, warranty and covenant set forth in Section 2.05), (iv) any Liabilities of the SpinCo Group arising before the Merger Effective Time or based on facts occurring before the Merger Effective Time, or the failure of any member of the SpinCo Group (prior to Merger Effective Time) or the Parent Group (at any time) to pay, perform or otherwise discharge any such Liabilities of the SpinCo Group arising before the Merger Effective Time (whether arising under this Agreement or any Ancillary Agreement or otherwise), (v) any “D&O” Indemnification obligation to any employees of the Parent Group after the Merger Effective Time (with respect to “D&O” insurance policies in place prior to the Merger Effective Time) and (vi) notwithstanding any provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any Damages arising from or relating to, directly or indirectly, whether by operation of the provisions of this Agreement, the Tax Matters Agreement, the Merger Agreement or otherwise, any failure of the Merger Effective Time to occur immediately following the Distribution Effective Time primarily as a result of any failure by MCK or SpinCo to perform its obligation to close the Merger in accordance with the Merger Agreement.

(b) Parent shall indemnify, defend and hold harmless each of the SpinCo Indemnitees and each Person, if any, who controls any SpinCo Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in any Applicable SEC Filing (as amended or supplemented), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused otherwise than solely by any such untrue statement or omission or alleged untrue statement or omission based on, and in conformity with, information furnished by the Acquiror solely in respect of the Acquiror Group or the JV Group.

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Section 6.04. Procedures.

(a) The party seeking indemnification under Section 6.02 or Section 6.03 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and shall provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 6.04, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 6.04(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense; provided that (i) the Indemnifying Party states in such notice that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim, (ii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim and (iv) such Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 6.04. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific).

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 6.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, involves a finding or admission of any violation of applicable Law or rights of any Person or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the

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Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d) Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) The parties hereby acknowledge that an Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. Each Indemnifying Party hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Party are primary and any obligation of such other sources to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such Indemnified Party are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Party may have against such other sources. The Indemnifying Party further agrees that no advancement or payment of indemnification or insurance by such other sources on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from an Indemnifying Party shall affect the foregoing, and any other sources of indemnification shall have a right of contribution and/or be subrogated to the extent of such advancement or indemnification payment to all of the rights of recovery of such Indemnified Party against the Indemnifying Party.

(f) If any Third Party Claim shall be brought against a member of each party’s Group, then such Action shall be deemed to be a SpinCo Assumed Action or a Parent Assumed Action in accordance with Section 5.02, to the extent applicable, and the party as to which the Action primarily relates shall be deemed to be the Indemnifying Party for the purposes of this Article 6. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties will use reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

(g) Notwithstanding the foregoing, this Agreement shall not apply to indemnification, or responsibility for Losses, related to Tax matters. The procedures for such indemnification, and the allocation of such responsibility, shall be governed by the Tax Matters Agreement.

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Section 6.05. Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 6.03 shall, subject to Section 6.04(e), be paid (i) net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) taking into account any Tax Benefit (as defined in the Tax Matters Agreement) actually realized by the Indemnified Party (using the methodology set forth in Section 12(d) of the Tax Matters Agreement to determine the amount of any such Tax Benefit) arising from the incurrence or payment of the relevant Losses. Subject to Section 6.04(e), if the Indemnified Party receives any amounts under applicable insurance policies from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such insurance policy or Person, as applicable. The Indemnifying Party shall not be liable for any Losses under Section 6.02 or Section 6.03 to the extent such Losses are punitive or exemplary damages (other than any such Losses actually paid to Third Parties).

Section 6.06. Contribution. If for any reason the indemnification provided for in Section 6.02 or Section 6.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Parent Group, on the one hand, and the SpinCo Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses.

Section 6.07. Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 6 shall survive the sale or other transfer of any party of any of its assets, business or liabilities, including the Merger.

Section 6.08. Exclusive Remedy.

(a) From and after the Distribution Effective Time, the sole and exclusive remedy of a party with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided herein or in any Ancillary Agreement or other contract or agreement) will be pursuant to the indemnification provisions set forth in this Article 6 or, in the case of indemnification claims for Tax and Tax Related Losses addressed in the Tax Matters Agreement, the Tax Matters Agreement. In furtherance of the foregoing, each party hereby waives, from and after the Distribution Effective Time, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article 6 and the Tax Matters Agreement and other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided herein or in any Ancillary Agreement or other contract or agreement) that such party or its Affiliates may have against the other party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

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(b) Notwithstanding any other provision hereof, from and after the Distribution Effective Time, except for the Letter Agreement, the MCK Tax Receivable Agreement and Section 2.3 of the Transition Services Agreements, the sole and exclusive remedy of the Parent Group and the SpinCo Group with respect to any and all indemnification claims for Taxes and Tax-Related Losses addressed in the Tax Matters Agreement shall be as set forth in the Tax Matters Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to any member of Parent Group to:

McKesson Corporation One Post Street

32nd Floor

San Francisco, CA 94104

Attention: Assistant General Counsel

Facsimile: (415) 983-8457

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile: (650) 752-2004

If to any member of JV Group to:

Change Healthcare LLC

3055 Lebanon Pike

Suite 1000

Nashville, Tennessee 37214

Attention: General Counsel

Facsimile: (404) 338-5145

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Attention: Joshua Ford Bonnie

William R. Golden III

Facsimile: (202) 636-5502

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If to any member of Acquiror Group to:

Change Healthcare Inc.

3055 Lebanon Pike

Suite 1000

Nashville, Tennessee 37214

Attention: General Counsel

Facsimile: (404) 338-5145

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Attention: Joshua Ford Bonnie

William R. Golden III

Facsimile: (202) 636-5502

or to such other addresses or telecopy numbers as may be specified by like notice to the other party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5:00 p.m. in the place of receipt, on the date of transmission (or, if sent after 5:00 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 7.02. Termination. This Agreement shall terminate without further action at any time before the Distribution upon (i) the termination of the Merger Agreement or (ii) if at the Distribution Date, all of the conditions set forth in Section 3.01 have not been satisfied (or waived by the applicable party), by the party entitled to the benefit of such condition(s). In the event of a termination pursuant to the preceding sentence, no party nor any of its Subsidiaries or Affiliates shall have any liability or further obligation to another party or any other party’s Subsidiaries or Affiliates under this Agreement. For avoidance of doubt, any termination of this Agreement pursuant to clause (ii) of this Section 7.02 shall be without prejudice to Parent’s rights under Section 10.05(a) of the LLC Agreement to consummate a Qualified MCK Exit during the MCK Exit Window, and in connection therewith the parties hereto shall, if necessary, enter into a new Separation and Distribution Agreement pursuant to Section 10.05(a) of the LLC Agreement at the request of Parent during the McK Exit Window.

Section 7.03. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and SpinCo and Acquiror, or in the case of a waiver, by the party against whom the waiver is to be effective.

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(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.04. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the Parent Group in connection with the Distribution and related transactions shall be paid by Parent, and all costs and expenses incurred by the SpinCo Group in connection with the Distribution and related transactions prior to the Distribution Effective Time shall be paid by SpinCo in accordance with Section 10.08 (Exit Events Expenses) of the LLC Agreement.

Section 7.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person (including pursuant to the Merger) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made such that the successors and assigns of such party shall assume all of the obligations of such party under the Agreement and any Ancillary Agreement.

Section 7.06. Governing Law. This Agreement and any related dispute shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

Section 7.07. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, and delivered by facsimile, PDF or otherwise, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the indemnification and release provisions of Article 7, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.08. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set

27

forth herein or in the other Ancillary Agreements has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Ancillary Agreements. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Ancillary Agreements other than the Tax Matters Agreement, the provisions of this Agreement shall prevail.

Section 7.09. Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Letter Agreement, the MCK Tax Receivable Agreement and Section 2.3 of the Transition Services Agreements. In the case of any conflict between this Agreement and the Tax Matters Agreement, in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 7.10. Jurisdiction. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party to this Agreement irrevocably submits, to the fullest extent permitted by applicable Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents, to the fullest extent permitted by applicable Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 7.01. The consent to jurisdiction set forth in this Section 7.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7.10. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 7.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

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Section 7.12. Existing Agreements. Except as otherwise contemplated hereby or by the other Ancillary Agreements, all prior agreements or arrangements between (or relating to) any member(s) of the SpinCo Group or the JV Business, on the one hand, and any member(s) of the Parent Group or the Retained Business, on the other hand (other than any agreement to which any Person other than the parties hereto and the members of their respective Groups is also a party, including, for the avoidance of doubt, the LLC Agreement) shall be terminated effective as of the Distribution, if not theretofore terminated, and shall be of no further force or effect (including any provision thereof that purports to survive termination).

Section 7.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.14. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 7.15. Further Assurances. Each party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by Law, or as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 7.16. Specific Performance. The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties may be entitled to in law or in equity, each of the parties hereto shall, except as specifically provided otherwise in this Agreement, be entitled to specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the parties expressly agree that if any of the parties hereto institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law. Each party hereby waives any requirement of any posting of bond.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MCKESSON CORPORATION

By:	/s/ Britt J. Vitalone
	Name:	Britt J. Vitalone
	Title:	Executive Vice President and Chief Financial Officer

PF2 SPINCO, INC.

By:	/s/ Paul A. Smith
	Name:	Paul A. Smith
	Title:	President and Secretary

CHANGE HEALTHCARE INC.

By:	/s/ Loretta A. Cecil
	Name:	Loretta A. Cecil
	Title:	Executive Vice President, General Counsel

CHANGE HEALTHCARE LLC

By:	/s/ Loretta A. Cecil
	Name:	Loretta A. Cecil
	Title:	Secretary

CHANGE HEALTHCARE INTERMEDIATE HOLDINGS, LLC

By:	/s/ Loretta A. Cecil
	Name:	Loretta A. Cecil
	Title:	Secretary

CHANGE HEALTHCARE HOLDINGS, LLC

By:	/s/ Loretta A. Cecil
	Name:	Loretta A. Cecil
	Title:	Secretary

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Annex I

Offer Conditions

•	The following events shall not have occurred at or prior to the Distribution Date, and Parent shall not reasonably expect any of the following events to occur at or prior to the Distribution Date:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•

a decline of at least 15% in the closing level of either the Dow Jones U.S. Healthcare Index or the Standard & Poor’s 500 Index from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the exchange offer;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of the JV or Acquiror;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of Parent;

•

a market disruption event occurs with respect to Parent common stock or Acquiror common stock and such market disruption event has, in Parent’s reasonable judgment, impaired the benefits of the exchange offer; and

•	such other events as determined by Parent in its sole discretion and set forth in the Applicable SEC Filings.

Exhibit A

TAX MATTERS AGREEMENT

between

McKesson Corporation,

on behalf of itself

and the members

of the Parent Group,

and

PF2 SpinCo Inc.,

on behalf of itself

and the members

of the SpinCo Group,

and

Change Healthcare Inc.,

on behalf of itself

and the members

of the Acquiror Group.

and

Change Healthcare LLC,

on behalf of itself

and the members

of the Acquiror Group

(solely to the extent

set forth herein),

and

Change Healthcare Holdings, LLC

Dated as of [    ], 2020

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [●] between McKesson Corporation (“Parent”), a Delaware corporation, on behalf of itself and the members of the Parent Group, PF2 SpinCo Inc. (“SpinCo”), a Delaware corporation, on behalf of itself and the members of the SpinCo Group, Change Healthcare Inc. (“Acquiror”), a Delaware corporation, on behalf of itself and the members of the Acquiror Group, Change Healthcare LLC (f/k/a PF2 NewCo LLC) (“JV”), a Delaware limited liability company, on behalf of itself and the members of the Acquiror Group (solely for purposes of Section 2, Section 4(c), Section 5(g), Section 12, Section 15(d) and Section 19), and Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC) (“OpCo”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, Parent, SpinCo and Acquiror have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”) and Parent, SpinCo and Acquiror have entered into an Agreement and Plan of Merger, dated as of December 20, 2016 (the “Merger Agreement”), pursuant to which the Internal Restructuring, the Controlled Transfer, the Distribution and the Merger and other related transactions will be consummated;

WHEREAS, the Controlled Transfer, the Distribution and the Merger are intended to qualify for the Intended Tax-Free Treatment; and

WHEREAS, Parent, SpinCo and Acquiror desire to set forth their agreement on the rights and obligations of Parent, SpinCo, Acquiror and the members of the Parent Group, the SpinCo Group and the Acquiror Group respectively, with respect to (a) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, as defined below, (b) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

SECTION 1.    Definitions.

(a)    As used in this Agreement:

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Capital Stock” means, to the extent issued by Acquiror, any shares of common stock (including Acquiror Common Stock), preferred stock, restricted stock, restricted stock units, stock appreciation rights, stock-based performance units, phantom units, capital stock equivalents, mandatorily convertible instruments or similar synthetic instruments or other capital stock or nominal interests in Acquiror, including any stock, other securities or interests that are treated as equity for purposes of Section 355 of the Code, or that are treated as an option under Treasury regulations Section 1.355-7(e).

“Acquiror Common Stock” means the common stock, par value $0.001 per share, of Acquiror.

“Acquiror Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to Acquiror Capital Stock that are granted on or prior to the Effective Time by any member of the Acquiror Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Merger).

“Acquiror Group” means Acquiror and each of its Subsidiaries, including, after the Closing, the SpinCo Group and the JV Group.

“Acquiror Shareholder Acquisition” means any acquisition of shares of Parent common stock on or after January 1, 2016 (in the case of clauses (i) and (ii) below) or on or after June 22, 2016 (in the case of clauses (iii) and (iv) below) and prior to the Distribution (which shares continue to be held at the time of the Distribution and in respect of which shares SpinCo stock is received in the Distribution) by (i) Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI L.P., or Blackstone Family Investment Partnership VI – ESC L.P., (each, a “BX Investor”), (ii) H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P. or Hellman & Friedman Capital Associates VI, L.P. each, an “H&F Investor”), (iii) any Person Under the Control of Blackstone and any Person Under the Control of H&F or (iv) any Person that is part of a coordinating group (within the meaning of Section 1.355-7(h)(4) of the Treasury regulations) with any Person described in clause (i), (ii) or (iii) above.

“Acquiror Tax Proceeding” has the meaning set forth in Section 16(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, however, that (notwithstanding any other provision of this Agreement) prior to the Closing no member of the JV Group shall be considered to be a member of the Acquiror Group, Parent Group or SpinCo Group or to be an Affiliate of Parent, Acquiror or SpinCo prior to the Closing. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, Affiliates of Parent will include SpinCo and its Affiliates and (b) after the Closing, Affiliates of Acquiror will include SpinCo and its Affiliates and the members of the JV Group.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty,

law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business” means the Retained Business or the Controlled Business, as the case may be.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Closing” means the consummation of the Merger.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records at the close of the Distribution Date (and for purposes of such apportionment, the Taxable year of any partnership or other passthrough entity or any controlled foreign corporation within the meaning of Section 957(a) of the Code or passive foreign investment company within the meaning of Section 1297 of the Code shall be deemed to terminate at the close of the Distribution Date); and in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by agreement among Acquiror, SpinCo, and Parent, with any dispute among them to be resolved by the Tax Arbiter in accordance with Section 24; provided that Taxes not susceptible to such apportionment shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period; and provided, further, that, for the avoidance of doubt, the Closing of the Books Method shall not require a closing of the books and records of any member of the JV Group (i) that is, as of immediately prior to the Distribution Date, a “domestic corporation” (within the meaning of Section 7701(a) of the Code) or (ii) all of the JV Group’s equity interests in which are owned, directly or indirectly, by members of the JV Group described in the preceding clause (i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Parent Group and at least one member of the SpinCo Group.

“Combined Tax Return” means a Tax Return filed or required to be filed in respect of federal, state, local or foreign income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

“Company” means Parent, SpinCo, Acquiror, or a Group, as appropriate.

“Contribution Agreement” means the Agreement of Contribution and Sale, dated as of June 28, 2016, by and among JV, Parent, Acquiror, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change Aggregator, L.P., H&F Echo Holdings, L.P. and the other parties thereto, as amended from time to time.

“Controlled Business” means the Parent Group’s business known as the MHS business, which is engaged in the provision of services, and the manufacture, marketing, distribution and sale of software products, designed to manage the cost and quality of care for payers, providers, hospitals and government organizations, provided that, for the avoidance of doubt, the Controlled Business shall not include the Imaging and Workflow Solutions (the “IWS Business”).

“Controlled Transfer” means, collectively, (i) the transfer by Parent to SpinCo of (x) 100% of the issued and outstanding equity interests of PF2 PST Services LLC and (y) 100 shares of SpinCo common stock and (ii) the transfer by Parent to SpinCo of 100% of the issued and outstanding equity interests of PF2 IP LLC, in each case, solely in exchange for Parent’s receipt of shares of SpinCo Common Stock.

“Covered Tax Distribution” means any distribution to which any member of the SpinCo Group is (or, but for an amendment to the LLC Agreement after the Distribution, would have been) entitled to receive pursuant to Section 8.02(a) of the LLC Agreement after the Distribution to the extent attributable to Tax Items allocated to such member of the SpinCo Group for any Pre-Distribution Period, including as a result of an adjustment to any such Tax Items.

“Disqualifying Action” means a Parent Disqualifying Action or Echo Disqualifying Action.

“Distribution” means a transaction in which Parent will dispose of all of the shares of SpinCo Common Stock through (1) one or more exchange offers pursuant to which Parent will redeem shares of Parent Common Stock for shares of SpinCo Common Stock (each, a “Split-Off Exchange”), (2) a distribution to Parent shareholders of shares of SpinCo Common Stock to Parent shareholders without consideration on a pro rata basis (a “Spin-Off”) (3) one or more exchanges of SpinCo Common Stock for debt of Parent (each, a “Debt Exchange”) or (4) any combination of the foregoing; provided that more than 80% of the SpinCo Common Stock shall be disposed of under a combination of the preceding clauses (1) and (2).

“Distribution Date” means the first date on or after the date of the consummation of the first event described in clause (1) or clause (2) of the definition of “Distribution” on which more than 80% of the SpinCo Common Stock has been disposed of under a combination of clause (1) or clause (2) of the definition of “Distribution.”

“Distribution Effective Time” means the first time on or after the consummation of the first event described in clause (1) or clause (2) of the definition of “Distribution” at which more than 80% of the SpinCo Common Stock has been disposed of under a combination of clause (1) or clause (2) of the definition of “Distribution.”

“Distribution Taxes” means any Taxes incurred as a result of the failure of the Intended Tax-Free Treatment of the Internal Restructuring, the Controlled Transfer or the Distribution.

“Echo Cushion Percentage” means a percentage equal to the sum of (a) 50% of the difference between (i) 49.99% and (ii) the percentage of the total Acquiror Capital Stock outstanding immediately after the Merger that is held immediately after the Merger by Persons who held such stock by reason of (A) having held Acquiror Capital Stock prior to the Merger or (B) having acquired such Acquiror Capital Stock in the manner described in Section 3.3(b) of the Merger Agreement (the percentage described in this clause (a)(ii), the “Cushion Starting Percentage”), and (b) the Cushion Starting Percentage.

“Echo Disqualifying Action” means (i) any Acquiror Shareholder Acquisition, (ii) from and after the Effective Time, any action (or the failure to take any action) within Acquiror’s control by any member of the Acquiror Group (including (x) entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions or (y) any action resulting in an adjustment to the fixed settlement rate for any TEU Purchase Contract), (iii) from and after the Effective Time, any event (or series of events) involving a transfer of the capital stock of Acquiror, (iv) any breach by any member of the Acquiror Group of any representation, warranty or covenant made by them in this Agreement, (v) from and after the Effective Time, any coordinated acquisition of the stock of Acquiror by (x) any Person Under the Control of Blackstone with any BX Excluded Person or by (y) any Person Under the Control of H&F with any H&F Excluded Person; (vi) from and after the Effective Time, the issuance by Acquiror (other than in a public offering) of its newly issued capital stock to any fund or other managed investment vehicle of Blackstone that is not a Person under the Control of Blackstone or to any fund or other managed investment vehicle of H&F that is not a Person under the Control of H&F (vii) from and after the Effective Time, any acquisition (other than in a public offering) of the capital stock of Acquiror by any fund or other managed investment vehicle of Blackstone that is not a Person under the Control of Blackstone, which acquisition is consummated, facilitated or otherwise executed due to the efforts or pursuant to the instructions of any Person under the Control of Blackstone or (viii) from and after the Effective Time, any acquisition (other than in a public offering) of the capital stock of Acquiror by any fund or other managed investment vehicle of H&F that is not a Person under the Control of H&F, which acquisition is consummated, facilitated or otherwise executed due to the efforts or pursuant to the instructions of any Person under the Control of H&F that, in each case ((i) through (viii)), is not a Parent Disqualifying Action and would affect the Intended Tax-Free Treatment; provided, however, that the term “Echo Disqualifying Action” shall not include any action or event entered into pursuant to any Transaction Document or that is undertaken pursuant to the Internal Restructuring, the Controlled Transfer, the Distribution (including a Debt Exchange) or the Merger. For the avoidance of doubt, a sale of Acquiror stock by any BX Investor or any H&F Investor (or their Permitted Transferees) shall not constitute an Echo Disqualifying Action.

“Echo Tainted Stock” means Acquiror Equity Interests the issuance, acquisition or disposition of which was consummated in a manner that did not constitute a breach of Section 9(a)(i)(D) solely because of the proviso thereto.

“Effective Time” means the date and time of the filing with the Secretary of State of the State of Delaware of the certificate of merger consummating the Merger, or such later time as is specified in such certificate of merger and as is agreed to by Parent and Acquiror.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Exit Transaction Documents” means, collectively, this Agreement, the Merger Agreement, the Separation Agreement and the Transition Services Agreement.

“Final Determination” means (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; or (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Group” means the Parent Group, the Acquiror Group, the SpinCo Group or the JV Group, as the context requires.

“Historic Acquiror Stock” means stock of Acquiror that Acquiror can demonstrate to have been (i) held by shareholders of Acquiror immediately prior to the Merger and (ii) either (A) acquired by shareholders of Acquiror prior to the initial public offering of Acquiror, or (B) acquired by service providers of Acquiror prior to the Merger pursuant to compensatory arrangements.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 12.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 12.

“Intended Tax-Free Treatment” means the qualification of (i) the Controlled Transfer, together with the Distribution as a reorganization described in Section 368(a)(1)(D) of the Code, pursuant to which neither Parent nor SpinCo recognizes any gain or loss for U.S. federal income Tax purposes, and of each of Parent and SpinCo as a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, as a distribution of SpinCo Common Stock to Parent’s shareholders and creditors pursuant to Section 355 of the Code (and, as applicable, Section 361 of the Code), pursuant to which neither Parent nor SpinCo nor any of Parent’s shareholders recognizes any gain or loss for U.S. federal income Tax purposes, (iii) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code pursuant to which neither Acquiror nor SpinCo nor any of Acquiror’s or SpinCo’s shareholders recognizes any gain or loss for U.S. federal income Tax purposes, and of each of Acquiror and SpinCo as a “party to the reorganization” within the meaning of Section 368(b) of the Code and (iv) the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“Internal Restructuring” has the meaning set forth in Schedule B.

“IRS” means the United States Internal Revenue Service.

“JV” has the meaning ascribed thereto in the preamble.

“JV Corporate Group” means any member of the JV Group that (i) is treated as a corporation for U.S. federal income Tax purposes, or (ii) (x) is a direct or indirect Subsidiary of a member of the JV Group described in clause (i) and (y) is wholly owned (directly or indirectly) by members of the JV Group described in clause (i) and/or Persons that are not members of the JV Group.

“JV Group” means the JV and each of its Subsidiaries.

“JV Group Tax” means any Tax of a member of the JV Group.

“Letter Agreement” means the Amended and Restated Letter Agreement, dated as of September 28, 2018, by and among Parent, the McKesson Members, Acquiror, JV and the other parties thereto, as amended from time to time.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017, as amended from time to time.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“MCK Cushion Amount” means an amount of Acquiror Capital Stock equal to 50% of the difference between (x) 49.99% of the total Acquiror Capital Stock outstanding and (y) the amount of Acquiror Capital Stock held immediately after the Merger by Persons who held such stock by reason of (i) having held Acquiror Capital Stock prior to the Merger or (ii) having acquired such Acquiror Capital Stock in the manner described in Section 3.3(b) of the Merger Agreement, in each case as determined following the Merger.

“Parent” has the meaning ascribed thereto in the preamble.

“Parent Disqualifying Action” means (i) any action (or the failure to take any action) within Parent’s control by any member of the Parent Group (or, to the extent the action is taken prior to the Effective Time, any member of the SpinCo Group) (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) involving the transfer of the capital stock of Parent other than an Acquiror Shareholder Acquisition or (iii) any breach by any member of the Parent Group (or, to the extent occurring prior to the Effective Time, by any member of the SpinCo Group) of any representation, warranty or covenant made by them in this Agreement, that, in each case ((i) through (iii)), would affect the Intended Tax-Free Treatment; provided, however, that the term “Parent Disqualifying Action” shall not include any action (or event otherwise described in clause (ii) above) undertaken pursuant to any Transaction Document or pursuant to the Controlled Transfer, the Distribution (other than a Debt Exchange) or the Merger.

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the SpinCo Group.

“Parent Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the Parent Group that is not a Combined Tax Return.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Person Under the Control of Blackstone” means (i) the private side businesses controlled by The Blackstone Group Inc. (“Blackstone”), which businesses are currently comprised of the Private Equity Business, the Tactical Opportunities Business, and the Real Estate Business (collectively, the “Existing Private Businesses”), and which businesses shall include such other businesses that Blackstone may hereafter form or acquire and that are, at the time of any determination as to whether any such business is a Person Under the Control of Blackstone, managed within the same ethical wall as the Existing Private Businesses and (ii) the employees, directors and officers of Blackstone or the businesses described in clause (i). For the avoidance of doubt, a Person Under the Control of Blackstone shall not include (each of the following, a “BX Excluded Person”): (A) the public side businesses controlled by Blackstone (e.g. BAAM and GSO) and other businesses on the other side of the ethical wall from the private businesses described in clause (i), (B) limited partners of any fund affiliated with Blackstone, (other than individuals who are limited partners that are described in clause (ii) or to the extent such individuals are acting in concert with a co-investment with a person described in clause (i) with respect to a co-investment), (C) portfolio companies of the businesses described in clause (i), except to the extent such portfolio company is controlled by the applicable Blackstone business, and Blackstone actively participates in or approves of the applicable acquisition of Parent common stock, (D) any company or business in which any business described in clause (A) of this sentence invests (other than a portfolio company described in the exception to clause (C)), (E) with regard to any fund of funds controlled by Blackstone, any pooled investment vehicle or discretionary separate account in which such fund of funds invests, (F) any employee, director or officer referenced in clause (ii) prior to or after such person has held such role, or (G) any investment accounts, estate planning or investment vehicles for the benefit of family members of Blackstone professionals or other employees or nonprofit organizations, with respect to which the applicable Blackstone professional or employee does not have investment discretion.

“Person Under the Control of H&F” means (i) the business entities controlled or managed by Hellman & Friedman LLC (“H&F”), which business entities consist of certain private equity investment funds formed for the purpose of investing capital contributed by investors and that is affiliated with H&F (each, an “H&F Fund”), the general partners of such H&F Funds, and any entities formed or acquired by H&F in connection with any other business that H&F may hereafter form or acquire, and (ii) employees, directors and officers of H&F or the business entities described in clause (i). For the avoidance of doubt, a Person Under the Control of H&F shall not include (each of the following, an “H&F Excluded Person”) (A) limited partners of any H&F Fund (other than individuals who are limited partners and are described in clause (ii) or limited partners to the extent they are acting in concert with an H&F Fund with respect to a co-investment), (B) portfolio companies of any H&F Fund except to the extent such portfolio company is controlled by the applicable H&F Fund, and H&F actively participates in or approves of such portfolio company’s acquisition of Parent common stock, (C) any employee, director or officer referenced above prior to or after such person has held such role, and (D) any investment accounts, estate planning or investment vehicles for the benefit of family members of H&F professionals or other employees or nonprofit organizations, with respect to which the applicable H&F professional or employee does not have investment discretion.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Principal Shareholder Letter” means the letters, dated as of the date hereof, addressed to Parent by Blackstone and H&F, respectively, and delivered in connection with the execution of this Agreement.

“Retained Business” means any business now, previously or hereafter conducted by Parent or any of its Subsidiaries or Affiliates other than the Controlled Business and any other constituent business of the Core MTS Business (as defined in the Contribution Agreement).

“Separation Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Common Stock” means common stock, par value $0.001 per share, of SpinCo.

“SpinCo Group” means SpinCo and each of its Subsidiaries.

“SpinCo SAG” means a group made up of one or more chains of includible corporations (including SpinCo) connected through stock ownership if SpinCo owns directly stock meeting the Stock Ownership Requirement in at least one other includible corporation and stock meeting the Stock Ownership Requirement in each of the includible corporations (except SpinCo) is owned directly by one or more of the other includible corporations.

“SpinCo Separate Tax Return” means any Tax Return that is filed or required to be filed by, or with respect to, any member of the SpinCo Group that is not a Combined Tax Return.

“Stock Ownership Requirement” means, with respect to a corporation, stock owned representing at least 80% of the total voting power and at least 80% of the total value of the stock of such corporation.

“Subsidiary” means, with respect to any specified Person, any other Person a majority of whose equity interests (whether by voting power or by economic interest) are at the time directly or indirectly owned by such specified Person; provided that before the Effective Time, no member of the JV Group shall be a Subsidiary of Parent, SpinCo or Acquiror.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Parent Group, the SpinCo Group or the Acquiror Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person (other than under the Transaction Documents).

“Tax Advisor” means Davis Polk & Wardwell LLP and Ropes & Gray LLP, or another nationally recognized tax advisor reasonably acceptable to Acquiror, Parent, and SpinCo.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Receivable Agreements” means the MCK Tax Receivable Agreement and the New Echo Tax Receivable Agreement.

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, or judgment, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such settlement, determination, or judgment, as well as any other out-of-pocket costs incurred in connection with such settlement, determination, or judgment and (ii) all Damages, costs and expenses associated with stockholder litigation or controversies and any amount paid by any member of the Parent Group, any member of the SpinCo Group or any member of the Acquiror Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Intended Tax-Free Treatment of the Internal Restructuring, the Controlled Transfer or the Distribution.

“Tax Representation Letters (Distribution)” means the representations provided by Acquiror, SpinCo and Parent as contemplated by Section 4.4(b)(ii) of the Merger Agreement, in the form delivered in connection with the filing of the Applicable SEC Filings and acknowledged by Parent and Acquiror by written notice in connection therewith to be final.

“Tax Representation Letters (Merger)” means the representations provided by Acquiror and SpinCo as contemplated by Section 4.4(b)(i) of the Merger Agreement, in the form delivered in connection with the filing of the Applicable SEC Filings and acknowledged by Parent and Acquiror by written notice in connection therewith to be final.

“Tax Representation Letters” means, collectively, the Tax Representation Letters (Distribution) and the Tax Representation Letters (Merger).

“Tax Return” means any Tax return, statement, report, form, election, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof (solely for purposes of Section 4), appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“TEU Purchase Contract” means a prepaid stock purchase contract constituting a component of a tangible equity unit issued by Acquiror on or about July 1, 2019.

“Transaction Documents” has the meaning set forth in the LLC Agreement.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Parent Group, any member of the SpinCo Group, any member of the Acquiror Group or any member of the JV Group in connection with the Internal Restructuring, the Controlled Transfer, the Distribution or the Merger.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Due Date	Section 14(a)
Final Allocation	Section 6(b)
Internal Tax-Free Transactions	Schedule A
Parent Tax Proceeding	Section 16(b)
Past Practices	Section 5(f)(i)
Proposed Allocation	Section 6(b)
Section 336(e) Election	Section 11(a)
Tax Arbiter	Section 24
Tax Benefit Recipient	Section 8(b)

(c)    All capitalized terms used but not defined herein shall have the same meanings as in the Contribution Agreement. Any term used in this Agreement which is not defined in this Agreement or the Contribution Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

SECTION 2.    Sole Tax Sharing Agreement. Except for this Agreement, the Tax Receivable Agreements, the Letter Agreement, Section 11.04(e) of the LLC Agreement and Section 5.15 of the Contribution Agreement, any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, the Acquiror Group or the JV Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the SpinCo Group, the Acquiror Group, the JV Group or the Parent Group shall have any further rights or liabilities thereunder, and, except for the Tax Receivable Agreements, the Letter Agreement, Section 11.04(e) of the LLC Agreement and Section 5.15 of the Contribution Agreement, this Agreement shall be the sole Tax sharing agreement between the members of the SpinCo Group, the Acquiror Group or the JV Group, on the one hand, and the members of the Parent Group, on the other hand.

SECTION 3.    Certain Pre-Closing Matters. From the date hereof until the Distribution Effective Time, Acquiror shall cooperate in good faith with any request by Parent to obtain a private letter ruling, closing agreement or similar determination to the effect that, in whole or in part, the Controlled Transfer, the Distribution and/or the Merger will receive the Intended Tax-Free Treatment.

SECTION 4.    Allocation of Taxes.

(a)    General Allocation Principles. Except as provided in Section 4(c), all Taxes shall be allocated as follows:

(i)    Allocation of Taxes for Combined Tax Returns. Parent shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the Parent Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that (A) to the extent any such Combined Tax Return includes any Tax Item attributable to any member of the SpinCo Group or the Controlled Business in respect of any Post-Distribution Period, SpinCo shall be allocated all Taxes attributable to such Tax Items and (B) to the extent any such Combined Tax Return includes any Tax Item in respect of any Pre-Distribution Period, SpinCo shall be allocated such Taxes to the extent a member of the SpinCo Group is (or, but for an amendment to, or waiver under, the LLC Agreement occurring after the Distribution, would be) entitled to a Covered Tax Distribution (for the avoidance of doubt, other than a Covered Tax Distribution that has already been made) in respect of the Tax Items giving rise to such Taxes.

(ii)    Allocation of Taxes for Separate Tax Returns.

(A)    Except for Taxes allocated to SpinCo pursuant to Section 4(a)(ii)(B), Parent shall be allocated all Taxes reported, or required to be reported, on a Parent Separate Tax Return or a SpinCo Separate Tax Return.

(B)    SpinCo shall be allocated all Taxes reported, or required to be reported, on (x) a Parent Separate Tax Return with respect to a Pre-Distribution Period to the extent a member of the SpinCo Group is (or would be) entitled to a Covered Tax Distribution (for the avoidance of doubt, other than a Covered Tax Distribution that has already been made) in respect of the Tax Item(s) giving rise to such Taxes, (y) a SpinCo Separate Tax Return (including, for the avoidance of doubt, a SpinCo Separate Tax Return filed or required to be filed in respect of federal, state, local or foreign income Taxes on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with any member of the Acquiror Group) with respect to a Post-Distribution Period or (z) a SpinCo Separate Tax Return with respect to a Pre-Distribution Period, but in the case of this clause (z), only to the extent a member of the SpinCo Group is (or, but for an amendment to, or waiver under, the LLC Agreement occurring after the Distribution, would be) entitled to a Covered Tax Distribution (for the avoidance of doubt, other than a Covered Tax Distribution that has already been made) in respect of the Tax Item(s) giving rise to such Taxes.

(b)    Allocation Conventions.

(i)    All Taxes allocated pursuant to Section 4(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a SpinCo Group member to close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the SpinCo Group for any Pre-Distribution Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method.

(ii)    Any Tax Item of SpinCo, Acquiror or any member of their respective Groups arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be properly allocable to SpinCo and any such transaction by or with respect to SpinCo, Acquiror or any member of their respective Groups occurring after the Distribution Effective Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury regulations Section 1.1502-76(b) (assuming no election is made under Section 1.1502-76(b)(2)(ii) of the Treasury regulations (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Internal Restructuring, the Controlled Transfer, the Distribution, the Merger or the Transaction Documents.

(c)    Special Allocation Rules. Notwithstanding any other provision in this Section 4, the following Taxes shall be allocated as follows:

(i)    Transfer Taxes. Transfer Taxes (other than those attributable to the Internal Restructuring) shall be allocated to SpinCo. Any Transfer Taxes attributable to the Internal Restructuring shall be allocated to Parent.

(ii)    JV Group Taxes. JV Group Taxes shall be allocated to (A) SpinCo, if paid by a member of the Parent Group pursuant to Section 5(g) and (B) the JV, otherwise.

(iii)    Distribution Taxes and Tax-Related Losses.

(A)    Any liability for Distribution Taxes (and any associated Tax-Related Losses) which would not have been incurred but for one or more Echo Disqualifying Actions (as determined by treating any acquisition of capital stock of Parent, SpinCo or Acquiror that constitutes a Parent Disqualifying Action as if such acquisition did not occur) shall be allocated to SpinCo, subject to Section 4(c)(iii)(B) and Section 4(c)(iii)(C).

(B)    Any liability for Distribution Taxes (and any associated Tax-Related Losses) solely by reason of the application of Section 355(e) which would not have been incurred if, instead of the occurrence of one or more Debt Exchanges that exceeds the MCK Cushion Amount, 100% of the SpinCo Common Stock had been distributed in a Split-Off Exchange or Spin-Off on the Distribution Date to Persons whose acquisitions of such SpinCo Common Stock were disregarded by reason of Section 355(e)(3)(A) of the Code, shall be allocated to Parent.

(C)    Any liability for Distribution Taxes (and any associated Tax-Related Losses) not described in Section 4(c)(iii)(B) which (x) would not have been incurred but for the occurrence of both one or more Echo Disqualifying Actions and one or more Parent Disqualifying Actions, or which (y) both (I) would not have been incurred but for the occurrence of one or more Echo Disqualifying Actions (as determined by treating any Parent Disqualifying Actions as if such Parent Disqualifying Actions did not occur) and (II) would not have been incurred but for the incurrence of one or more Parent Disqualifying Actions (as determined by treating any Echo Disqualifying Actions as if such Echo Disqualifying Actions did not occur), shall be allocated to Parent.

(D)    Any liability for Distribution Taxes (and any associated Tax-Related Losses) not described in Section 4(c)(iii)(A), Section 4(c)(iii)(B) or Section 4(c)(iii)(C) shall be allocated to Parent.

(iv)    Internal Restructuring Taxes. Notwithstanding any other provision in this Section 4, all Taxes with respect to the Internal Restructuring shall be allocated to Parent, except that any Taxes with respect to the Internal Restructuring to the extent attributable to the failure by the SpinCo Group to preserve the Intended Tax-Free Treatment of the transaction described in clause (iv) of the definition of Intended Tax-Free Treatment, as a result of (a) the failure of the SpinCo Group after the Effective Time to continue the historic business of the SpinCo Group or use a significant portion of the SpinCo Group’s business assets in a business, except as a result of any action that any member of the SpinCo Group was, beginning at any time prior to the Effective Time, contractually bound to take (including pursuant to any Transaction Document or Exit Transaction Document), (b) the breach of the representations and covenants of the Acquiror Group contained in this Agreement or (c) the breach of the covenants contained in this Agreement after the Effective Time by any member of the SpinCo Group, in each case, shall be allocated to SpinCo.

SECTION 5.    Preparation and Filing of Tax Returns.

(a)    Parent Group Combined Tax Returns.

(i)    Parent shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of the Parent Group is required or, subject to Section 5(f)(iv), permitted, to file a Combined Tax Return. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required or requested by Parent in connection with the filing of such Combined Tax Returns. Items of income, gain, loss, deduction and credit of the JV for the taxable year which includes the Distribution Date shall be allocated to the Pre-Distribution Period and the Post-Distribution Period in accordance with Treasury regulations Section 1.1502-76(b)(2)(vi) (and any similar state or local provision of Applicable Tax Law). Parent and Acquiror shall cooperate in determining the allocation described in the preceding sentence.

(ii)    The parties and their respective Affiliates shall elect to close the Taxable year of each SpinCo Group member on the Distribution Date, to the extent permitted by Applicable Tax Law. For the avoidance of doubt, no member of the JV Group shall be treated as a member of the Spinco Group for this purpose.

(b)    SpinCo Separate Tax Returns.

(i)    Tax Returns to Be Prepared by Parent. Parent shall prepare (or cause to be prepared) and, to the extent permitted by Applicable Law, file (or cause to be filed) all

SpinCo Separate Tax Returns that relate in whole or in part to any Pre-Distribution Period for which Parent is liable for any Taxes not allocated to SpinCo under this Agreement (excluding, for the avoidance of doubt, IRS Form 1065 (U.S. Return of Partnership Income) of JV and corresponding state or local Tax Returns (each, a “JV Income Tax Return”)); provided, however, that with respect to any such Tax Return that is prepared by Parent but required to be filed by a member of the Acquiror Group under Applicable Law, Parent shall provide such Tax Returns to Acquiror at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and Acquiror shall execute and file (or cause to be executed and filed) the Tax Returns.

(ii)    Tax Returns to be Prepared by Acquiror. Acquiror shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Tax Returns that are not described in Section 5(b)(i) (including JV Income Tax Returns).

(c)    Provision of Information; Timing. SpinCo and Acquiror shall maintain all necessary information for Parent (or any of its Affiliates) to file any Tax Return that Parent is required or permitted to file under this Section 5, and shall provide to Parent, upon reasonable request, all such necessary information to which it has access in accordance with the Parent Group’s past practice. Parent shall maintain all necessary information for Acquiror (or any of its Affiliates) to file any Tax Return that Acquiror is required or permitted to file under this Section 5, and shall provide Acquiror with all such necessary information in accordance with the SpinCo Group’s past practice.

(d)    Review of SpinCo Separate Tax Returns. The party that is required to prepare a SpinCo Separate Tax Return (other than a SpinCo Separate Tax Return that relates solely to a Post-Distribution Period and/or to JV Group Taxes) that is required to be filed after the Distribution Date shall submit a draft of such Tax Return to the non-preparing party at least sixty (60) days prior to the earlier of (i) the due date for the filing of such Tax Return (taking into account any applicable extensions), or (ii) if applicable, the date on which such Tax Return must be provided by Parent to Acquiror under Section 5(b)(i). The non-preparing party shall have the right to review such Tax Return, and to submit to the preparing party any reasonable changes to such Tax Return no later than thirty (30) days prior to the earlier of (i) the due date for the filing of such Tax Return or (ii) if applicable, the date on which such Tax Return must be provided by Parent to Acquiror under Section 5(b)(i) (and the preparing party agrees to consider in good faith any such changes submitted). The parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return. If the parties are unable to resolve any such issues, the matter shall be submitted to the Tax Arbiter pursuant to Section 24.

(e)    Review and Approval of JV Income Tax Returns. Acquiror shall submit a draft of any JV Income Tax Return that it is required to prepare and file pursuant to Section 5(b)(ii) to Parent at least thirty (30) days prior to the due date for the filing of such JV Income Tax Return (taking into account any applicable extensions). Parent shall have the right to review, comment on and approve any such JV Income Tax Return, such approval not to be unreasonably withheld, conditioned, or delayed, and Acquiror agrees to consider in good faith any such changes submitted by Parent. The parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such JV Income Tax Return. If the parties are unable to resolve any such issues, the matter shall be submitted to the Tax Arbiter pursuant Section 24.

(f)    Special Rules Relating to the Preparation of Tax Returns.

(i)    General Rule. Except as otherwise required by law, Parent shall prepare (or cause to be prepared) any Tax Return for which it is responsible under this Section 5 in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Parent Group and the members of the SpinCo Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Parent. With respect to any Tax Return that Acquiror has the obligation and right to prepare, or cause to be prepared, under this Section 5 (other than a SpinCo Separate Tax Return that relates solely to a Post-Distribution Period and/or to JV Group Taxes), except as otherwise required by law or with the consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), such Tax Return shall be prepared in accordance with Past Practices used by the members of the Parent Group and the members of the SpinCo Group (or, in the case of a JV Income Tax Return, JV) prior to the Distribution Date with respect to such Tax Return, and, with respect to any such Tax Return other than a JV Income Tax Return, to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Acquiror.

(ii)    Consistency with Intended Tax-Free Treatment.

(A)    The parties shall report the Internal Restructuring in the manner determined by Parent; provided that (x) Parent communicates its treatment of the Internal Restructuring to Acquiror no fewer than thirty (30) days prior to the due date (taking into account any applicable extensions) for filing an applicable Tax Return that reflects the Internal Restructuring (y) such treatment is supported by substantial authority (within the meaning of Section 6662 of the Code), as determined by Acquiror in its reasonable discretion, in each case, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination, and (z) a member of the Acquiror Group may book reserves or make disclosures relating to the Internal Restructuring if required to do so under applicable accounting principles or Tax law.

(B)    The parties shall report the Controlled Transfer, the Distribution and the Merger for all Tax purposes in a manner consistent with the Intended Tax-Free Treatment unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(iii)    SpinCo Separate Tax Returns. With respect to any SpinCo Separate Tax Return for which Acquiror is responsible pursuant to this Agreement, Acquiror and the other members of the Acquiror Group shall include such Tax Items in such SpinCo Separate Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Parent is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv)    Election to File Combined Tax Returns. Parent shall have sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law.

(v)    Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, Parent, SpinCo and Acquiror shall, and shall cause their respective Subsidiaries to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(g)    Payment of Taxes. Parent shall pay (or cause to be paid) to the proper Taxing Authority (or to Acquiror with respect to any SpinCo Separate Tax Return prepared by Parent but required to be filed by a member of the Acquiror Group under Applicable Tax Law) the Tax shown as due on any Tax Return for which a member of the Parent Group is responsible under this Section 5, and the members of the JV Group shall be jointly and severally liable to pay to Acquiror, and Acquiror shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Acquiror Group is responsible under this Section 5. If any member of the Parent Group is required to make a payment to a Taxing Authority for JV Group Taxes, Acquiror shall pay the amount of such Taxes to Parent in accordance with Section 12 and Section 13. If any member of the Acquiror Group is required to make a payment to a Taxing Authority for Taxes allocated to Parent under Section 4, Parent shall pay the amount of such Taxes to Acquiror in accordance with Section 12 and Section 13.

SECTION 6.    Apportionment of Earnings and Profits and Tax Attributes.

(a)    Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Parent Group and the members of the SpinCo Group in accordance with the Code, Treasury regulations and any other Applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b)    On or before the earlier of (i) eighteen (18) months after the Distribution Date or (ii) sixty (60) days prior to the extended due date for the first U.S. federal income Tax Return of the Acquiror Group following the Distribution Date, Parent shall deliver to Acquiror its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the SpinCo Group under Applicable Tax Law and this Agreement (“Proposed Allocation”). Acquiror shall have forty-five (45) days to review the Proposed Allocation and provide Parent any comments with respect thereto, and Parent agrees to consider such comments in good faith. If Acquiror either provides no comments or provides comments to which Parent agrees in writing, such resulting determination will become final (“Final Allocation”). If Acquiror provides comments to the Proposed Allocation and Parent does not agree with such comments, the Final Allocation will be determined in accordance with Section 24. All members of the Parent Group and Acquiror Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute, Parent shall promptly notify Acquiror in writing of such adjustment. For the avoidance of doubt, Parent shall not be liable to any member of the Acquiror Group for any failure of any determination under this Section 6(b) to be accurate under Applicable Tax Law; provided that such determination was made in good faith.

(c)    Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such Tax Attribute was allocated pursuant to this Section 6, as agreed by the parties.

SECTION 7.    Utilization of Tax Attributes.

(a)    Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the SpinCo Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the SpinCo Group pursuant to Section 5. Such party shall not file or cause to be filed any such amended Tax Return or claim for a refund without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, if such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of such other party (or any Affiliate of such other party) for any Taxable period (including, for the avoidance of doubt, the amount of any Tax Attributes allocable under Section 6 to such other party (or any Affiliate of such other party)).

(b)    Carryback of Tax Attributes.

(i)    To the extent permitted by Applicable Tax Law, Acquiror shall cause the SpinCo Group to elect to forego carrybacks of any Tax Attributes of the SpinCo Group to a Pre-Distribution Period.

(ii)    If Acquiror is unable to forego carrybacks of any Tax Attributes of the SpinCo Group to a Pre-Distribution Period, the Parent Group shall, at the request of Acquiror and at Acquiror’s sole expense, file any amended Tax Returns reflecting such carryback (unless such filing, assuming it is accepted, could reasonably be expected to increase by more than a de minimis amount, the Tax liability of Parent or any of its Affiliates for any Taxable period). If the Parent Group (or any member thereof) receives (or realizes) a refund as a result of such a carryback, Parent shall promptly remit the amount of such refund to Acquiror in accordance with Section 8(b).

(c)    Carryforwards to Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6, and is carried forward to a SpinCo Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the Acquiror Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6, and is carried forward to a Parent Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the Parent Group.

SECTION 8.    Tax Benefits.

(a)    Parent Tax Benefits. Parent shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the Parent Group or any member of the SpinCo Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which SpinCo or Acquiror is entitled pursuant to Section 8(b). Neither SpinCo nor Acquiror shall be entitled to any Tax Benefits received by any member of the Parent Group or the SpinCo Group, except as set forth in Section 8(b).

(b)    SpinCo and Acquiror Tax Benefits. SpinCo or Acquiror, as the case may be, shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received (i) by any member of the Parent Group or any member of the SpinCo Group after the Distribution Date with respect to any Tax allocated to the JV or a member of the SpinCo Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to the JV pursuant to Section 4(c)(iii)), or (ii) by a member of the SpinCo Group in respect of a Post-Distribution Period.

(c)    A Company receiving (or realizing) a Tax Benefit (a “Tax Benefit Recipient”) to which another Company is entitled hereunder shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

SECTION 9.    Certain Representations and Covenants.

(a)    Representations.

(i)    Acquiror and each other member of the Acquiror Group represents that as of the date hereof, and covenants that as of immediately after the Closing, except as expressly described in the Exit Transaction Documents, Acquiror has no plan or intention:

(A)    to liquidate or merge or consolidate with any other Person any member of the SpinCo Group or the JV Group subsequent to the Closing, in each case, except (x) as provided for under the Merger Agreement or (y) liquidations, mergers, or consolidations of members of the JV Corporate Group with other members of the JV Corporate Group;

(B)    to sell or otherwise dispose of any material asset of (i) the Controlled Business held by any member of the SpinCo Group to a Person other than a member of the SpinCo SAG or (ii) the Controlled Business held by any member of the JV Group to a Person other than another member of the JV Group that is a direct or indirect wholly owned Subsidiary of the JV, in each case, subsequent to the Closing and except for (v) sales or dispositions by members of the JV Corporate Group to other members of the Acquiror Group, (w) sales or dispositions in the ordinary course of business, (x) any cash paid to acquire assets in arm’s length transactions, (y) transactions that are disregarded for U.S. federal Tax purposes and (z) mandatory or optional repayment or prepayment of indebtedness;

(C)    to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by SpinCo or Acquiror to the Tax Advisors in connection with the Tax Representation Letters; ;

(D)    to repurchase stock of Acquiror (except for Historic Acquiror Stock) other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to the Tax Advisors in connection with the Tax Representation Letters ; or

(E)    to enter into any negotiations, agreements or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including any action expressly contemplated by the Transaction Documents) that could reasonably be expected (assuming no Parent Disqualifying Action occurs) to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly SpinCo stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code; provided that no negotiations, agreements or arrangements with respect to transactions or events by Acquiror or any Member of Acquiror Group shall result in a breach of this Section 9(a)(i)(E) if (a) the percentage equal to the quotient of (I) the sum of (A) the amount of Acquiror Capital Stock that is, or could be, directly or indirectly acquired as a result of all such negotiations, agreements or arrangements, and (B) the product of (x) the Cushion Starting Percentage and (y) the total Acquiror Capital Stock outstanding immediately after the Merger, divided by (II) the sum of (A) the amount of Acquiror Capital Stock that would be issued in such transactions or events, and (B) the total Acquiror Capital Stock outstanding immediately after the Merger, would not, in the aggregate, exceed (b) the Echo Cushion Percentage.

(ii)    Each member of the Acquiror Group represents that:

(A)    as of the date hereof, the only outstanding Acquiror Capital Stock is (x) shares of Acquiror Common Stock, in number equal to [●], (y) equity or equity-linked compensation awards under the HCIT Holdings Inc. Amended and Restated 2009 Equity Incentive Plan and the Change Healthcare Inc. 2019

Omnibus Incentive Plan, pursuant to which [●] shares of Acquiror Common Stock may vest or be issued and (z) 6.0% Tangible Equity Units, in number equal to [●] and pursuant to which a maximum number of [●] shares of Acquiror Common Stock (subject to any required settlement rate adjustment occurring after the date hereof) may be issued; and

(B)    from the date hereof to the Effective Time, no other Acquiror Capital Stock will be issued.

(iii)    Each member of the Parent Group represents that:

(A)    as of the date hereof, and as of the Effective Time, neither Parent nor SpinCo has had “substantial negotiations” (within the meaning of Treasury regulations Section 1.355-7(h)(1)(iv)) during the two-year period ending on the Effective Time with any Person (other than Acquiror or its Affiliates and their respective financial, legal and tax advisors, consultants, accountants, and other representatives and agents, in each case in their capacity as advisors, representatives, or agents of Acquiror or its Affiliates) regarding any acquisition of SpinCo stock or of a significant portion of the assets of the JV Group.

(B)    The Distribution is not and never has been motivated to any extent by a desire on the part of any member of the Parent Group to facilitate a sale or other disposition of SpinCo, other than the Merger.

(C)    The Distribution is not and never has been motivated to any extent by a desire on the part of any member of the Parent Group to facilitate acquisitions of any stock of SpinCo, other than (i) the Merger, (ii) issuing stock of SpinCo to management and employees as incentive compensation, (iii) the use of stock of SpinCo in Debt Exchanges, or (iv) enhancing the ability of SpinCo to use SpinCo stock as an acquisition currency.

(D)    At the time members of the Parent Group entered into the Contribution Agreement, Parent was not aware of any Person having a plan or intention to effect a transaction (other than the Distribution or the Merger) that would involve a change of control of SpinCo.

(b)    Covenants. In each case from and after the Effective Time:

(i)    Each of Parent, SpinCo and Acquiror agrees that it shall not, and it will not permit any member of its respective Group to, take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Parent Disqualifying Action (in the case of Parent and the Parent Group) and Echo Disqualifying Action (in the case of Acquiror for itself and as a successor to SpinCo and for the Acquiror Group), as applicable.

(ii)    Each of SpinCo and Acquiror will not, and will not permit any other member of their respective Groups to, take or fail to take any action that is inconsistent with the information and representations furnished by SpinCo or Acquiror to the Tax Advisors in connection with the Tax Representation Letters.

(iii)    No Person Under the Control of Blackstone will join with any BX Excluded Person in making one or more coordinated acquisitions or dispositions of the stock of Acquiror, except for coordinated dispositions of Acquiror stock (i) consisting solely of Historic Acquiror Stock and (ii) resulting from public offerings by Acquiror or other issuances by Acquirer otherwise permitted by this Agreement.

(iv)    No Person Under the Control of H&F will join with any H&F Excluded Person in making one or more coordinated acquisitions or dispositions of the stock of Acquiror, except for coordinated dispositions of Acquiror stock (i) consisting solely of Historic Acquiror Stock and (ii) resulting from public offerings by Acquiror or other issuances by Acquiror otherwise permitted by this Agreement.

(v)    Each of SpinCo, Acquiror and each other member of their respective Groups covenants to Parent that, without the prior written consent of Parent, during the two-year period following the Effective Time, except as described in the Exit Transaction Documents:

(A)    SpinCo will (w) maintain its status as a company engaged in the Controlled Business for purposes of Section 355(b)(2) of the Code, (x) not engage in any transaction that would result in it ceasing to be a company engaged in the Controlled Business for purposes of Section 355(b)(2) of the Code, (y) cause each other member of the SpinCo Group whose activities are relied upon for purposes of qualifying the Distribution for the Intended Tax-Free Treatment to take such actions as may be required to maintain SpinCo’s status as a company engaged in the Controlled Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law and (z) not engage in any transaction or permit any other member of the SpinCo Group to engage in any transaction that would result in SpinCo ceasing to be a company engaged in the Controlled Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (w) through (z) hereof;

(B)    neither SpinCo nor Acquiror will repurchase stock of Acquiror (except for Historic Acquiror Stock) in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by SpinCo to the Tax Advisors in connection with the Tax Representation Letters;

(C)    neither Acquiror nor SpinCo will, or will agree to, merge, consolidate or amalgamate with any other Person (except as provided for under the Merger Agreement), unless, in the case of a merger or consolidation, Acquiror or SpinCo is the survivor of the merger, consolidation or amalgamation;

(D)    no member of the Acquiror Group will, or will agree to, sell or otherwise issue to any Person except as provided for under the Merger Agreement, any Equity Interests of Acquiror or of any member of the Acquiror Group; provided, however, that (i) Acquiror shall be permitted to adopt, and issue stock pursuant to, a stockholder rights plan, (ii) Acquiror may issue an unlimited amount of Equity Interests that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury regulations Section 1.355-7(d), and (iii) Acquiror may issue Equity Interests not described in clauses (i) or (ii) above to the extent such issuances would not cause (a) the percentage equal to the quotient of (I) the sum of (A) the amount of such issuances taken together in the aggregate with all Echo Tainted Stock, and (B) the product of (x) the Cushion Starting Percentage and (y) the total Acquiror Capital Stock outstanding immediately after the Merger, divided by (II) the sum of (A) the amount of such issuances taken together in the aggregate with all Echo Tainted Stock, and (B) the total Acquiror Capital Stock outstanding immediately after the Merger, to exceed (b) the Echo Cushion Percentage;

(E)    no member of the Acquiror Group will agree to enter into (i) any transaction or series of transactions, as a result of which one or more persons would directly or indirectly acquire, within the meaning of Section 355(e), a number of shares of Acquiror and/or SpinCo capital stock that would, when combined with (ii) any other direct or indirect acquisitions of SpinCo capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger) that have already occurred or will occur simultaneously with the transaction described in clause (i), reasonably be expected to result in Distribution Taxes; provided that, notwithstanding the foregoing, SpinCo and/or Acquiror shall be permitted to (x) adopt, and issue stock pursuant to, a stockholder rights plan or (y) issue securities that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury regulations Section 1.355-7(d); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (E) and the interpretation thereof; as of the date of issuance or promulgation of such clarification or change (or, if later, the effective date thereof);

(F)    no member of the Acquiror Group will amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of SpinCo or Acquiror (including, without limitation, through the conversion of one class of Equity Interests of SpinCo or Acquiror into another class of Equity Interests of SpinCo or Acquiror); and

(G)    no member of the Acquiror Group will take, or permit to be taken, any action, whether by merger, liquidation, the making of an entity classification election or otherwise, that would result in JV ceasing to be treated as a partnership for U.S. federal income tax purposes.

(c)    Acquiror Covenants Exceptions. Notwithstanding the provisions of Section 9(b), SpinCo, Acquiror and the other members of their respective Groups may:

(i)    pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal Tax purposes, and make mandatory or optional repayments or prepayments of indebtedness;

(ii)    dispose of assets of members of the JV Corporate Group;

(iii)    dispose of assets (other than those described in Section 9(c)(i) or Section 9(c)(ii)) that could otherwise be subject to Section 9(b)(i), (b)(ii) or (b)(v) if the aggregate fair value of all such assets does not exceed $125 million; or

(iv)    in the case of any other action that would reasonably be expected to be inconsistent with the covenants contained in (b), if either: (A) SpinCo or Acquiror notifies Parent of its proposal to take such action and Acquiror and Parent obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax-Free Treatment (a “Favorable Tax Ruling”), provided that Acquiror agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the Acquiror Group shall not be relieved of any liability under Section 12(a) of this Agreement by reason of seeking or having obtained such a ruling; or (B) SpinCo or Acquiror notifies Parent of its proposal to take such action and obtains an unqualified opinion of counsel or from a “Big Four” accounting firm (x) from a Tax advisor recognized as an expert in federal income Tax matters and reasonably acceptable to Parent, (y) on which Parent may rely and (z) to the effect that such action will not affect the Intended Tax-Free Treatment (assuming that the Internal Restructuring, the Controlled Transfer, the Distribution and the Merger would otherwise qualify for the Intended Tax-Free Treatment) (a “Favorable Tax Opinion”), provided further that the Acquiror Group shall not be relieved of any liability under Section 12(a) of this Agreement by reason of having obtained a Favorable Tax Opinion.

SECTION 10.    Procedures Relating to Opinions and Rulings. If a member of the Acquiror Group notifies Parent that it desires to take an action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), then the Parent Group shall cooperate in good faith with the Acquiror Group to obtain the Favorable Tax Ruling and/or a Favorable Tax Opinion. The Acquiror Group shall reimburse Parent for all reasonable out-of-pocket expenses incurred by the Parent Group in connection with such cooperation within fifteen (15) Business Days of receipt of an invoice from Parent therefor.

SECTION 11.    Protective Section 336(e) Elections.

(a)    Section 336(e) Election. Pursuant to Treasury regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), Parent, Acquiror and SpinCo agree that (if and to the extent determined by Parent) Parent shall make a timely protective election under Section 336(e) of the Code and the

Treasury regulations issued thereunder for any member of the SpinCo Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury regulations Section 1.336-1(b)(5)(i)(B) or Treasury regulations Section 1.336-1(b)(5)(ii).

(b)    Parent TRA. If and to the extent that there is a Disqualifying Action and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are allocated to Parent pursuant to Section 4, (i) Parent shall be entitled to periodic payments from SpinCo equal to the product of (x) 85% of the tax savings arising from the step-up in tax basis resulting from the Section 336(e) Election and (y) the percentage of such Taxes that are allocated to Parent pursuant to Section 4, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments, with it being agreed that the terms of such agreement shall be substantially similar to the terms of the MCK Tax Receivable Agreement; provided that any such tax saving in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any carryforwards).1

SECTION 12.    Indemnities.

(a)    Acquiror Indemnity to Parent. The Acquiror as successor to SpinCo shall be obligated to indemnify (and the JV and each other member of the JV Group shall jointly and severally be obligated to pay to Acquiror all amounts necessary to allow Acquiror to indemnify) Parent and the other members of the Parent Group against, and hold them harmless, without duplication, from (i) any payments by Parent of any Tax liability and any associated Tax-Related Losses allocated to SpinCo pursuant to Section 4; provided that, the amount of such indemnity shall be limited to the amount of any payment of Tax or Tax Related Losses required to be made by Parent or any member of the Parent Group and, for the avoidance of doubt, shall be calculated without regard to any harm to Parent or any member of the Parent Group relating to any equity or other interests in Parent or any other member of the Parent Group directly or indirectly in the JV Group or in the Acquiror Group and (ii) notwithstanding any provisions of this Agreement, the Separation Agreement, the Merger Agreement, or otherwise, any Damages arising from or relating to, directly or indirectly, whether by operation of the provisions of this Agreement, the Separation Agreement, the Merger Agreement or otherwise, any failure of the Effective Time to occur immediately following the Distribution Effective Time primarily as a result of any failure by Acquiror to perform its obligation to close the Merger in accordance with the Merger Areement.

(b)    Parent Indemnity to Acquiror. Except in the case of any liabilities described in Section 12(a), Parent and each other member of the Parent Group will jointly and severally indemnify Acquiror and the other members of the Acquiror Group against, and hold them harmless, without duplication, from:

[1]	NTD: Parent reserves the right to omit this Section 11(b) from the executed Tax Matters Agreement.

(i)    any Tax liability and any associated Tax-Related Losses allocated to Parent pursuant to Section 4;

(ii)    any Taxes imposed on any member of the SpinCo Group or Acquiror Group under Treasury regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) as a result of any such member being or having been a member of a Combined Group; and

(iii)    notwithstanding any provisions of this Agreement, the Separation Agreement, the Merger Agreement, or otherwise, any Damages arising from or relating to, directly or indirectly, whether by operation of the provisions of this Agreement, the Separation Agreement, the Merger Agreement or otherwise, any failure of the Effective Time to occur immediately following the Distribution Effective Time primarily as a result of any failure by MCK or SpinCo to perform its obligation to close the Merger in accordance with the Merger Agreement.

(c)    Discharge of Indemnity. Acquiror, the JV, Parent and the members of their respective Groups shall discharge their obligations under Section 12(a) or Section 12(b) hereof, respectively, by paying the relevant amount in accordance with Section 13, within 30 Business Days of demand therefor. Any such demand shall include a statement showing the amount due under Section 12(a) or Section 12(b), as the case may be. Notwithstanding the foregoing, if any member of the Acquiror Group or any member of the Parent Group disputes in good faith the fact or the amount of its obligation under Section 12(a) or Section 12(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 24 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 14.

(d)    Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 12 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit (other than a Tax Benefit resulting from a Section 336(e) Election, which shall be governed exclusively by Section 11) which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 12(d) minus (ii) the reduction (attributable to such Tax Benefit) in actual cash Taxes payable by the Indemnitee in the taxable year such indemnification obligation arises and the two taxable years following such year, determined on a “with and without” basis.

(e)    Sole Remedy. Parent (on behalf of itself and each member of the Parent Group) covenants and agrees that the remedies provided for in Section 12(a) shall constitute the sole and exclusive remedy for all Damages, including any Tax liabilities and any associated Tax-Related Losses, that Parent or any member of the Parent Group may suffer or incur arising from, or directly or indirectly relating to any breach or violation of any of the representations, warranties, covenants and agreements contained in this Agreement, the various Tax Representation Letters, under Section 11.04(e) of the LLC Agreement, or Section 5.15 of the Contribution Agreement by the Acquiror, the JV, SpinCo, and any member of the Acquiror

Group, JV Group or SpinCo Group, or otherwise relating to the failure of the Controlled Transfer, the Distribution, or the Merger to occur or receive the Intended Tax-Free Treatment, and the Parent (on behalf of itself and each member of the Parent Group) hereby irrevocably waives any other rights or remedies (whether at law or in equity and whether based on contract, tort, statute or otherwise) that it may otherwise have had, now have or may in the future have against the Acquiror, the JV, SpinCo, and any member of the Acquiror Group, JV Group or SpinCo Group or any of their respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners or other representatives or agents thereof arising from, or directly or indirectly relating to any breach or violation of any of the representations, warranties, covenants and agreements contained in this Agreement, the various Tax Representation Letters, under Section 11.04(e) of the LLC Agreement, or Section 5.15 of the Contribution Agreement by the Acquiror, the JV, SpinCo, and any member of the Acquiror Group, JV Group or SpinCo Group and covenants not to sue or otherwise assert any claim (or assist any Person in suing or otherwise asserting any claims) encompassed by the foregoing covenant, agreement and waiver; provided that the foregoing shall not apply to any party’s right to seek specific performance pursuant to Section 20 hereof.

SECTION 13.    Acquiror Shareholders Not Parties. For the avoidance of doubt, and notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, (i) no Person who is a direct or indirect shareholder, member, or interest holder in Acquiror is a party to, or is bound by, or makes any representations, warranties, or covenants, or indemnities pursuant to, this Agreement (unless such Person is Parent, SpinCo, Acquiror, or any of their respective Subsidiaries), and (ii) notwithstanding that certain Persons described in the foregoing sentence make the representations, warranties, and covenants in the Principal Shareholder Letter, such Persons shall not be liable thereunder, under any Transaction Document, or otherwise by reason of having breached such representations, warranties, or covenants.

SECTION 14.    Payments.

(a)    Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Parent has the right to designate, by written notice to Acquiror, which member of the Parent Group will make or receive such payment; and Acquiror has the right to designate, by written notice to Parent, which member of the Acquiror Group will make or receive such payment.

(b)    Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by Parent or any member of the Parent Group to Acquiror or any member of the

Acquiror Group, or by Acquiror or any member of the Acquiror Group to Parent or any member of the Parent Group, pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Exit Transaction Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by SpinCo to Parent, or capital contribution from Parent to SpinCo, as the case may be; provided, however, that any payment made pursuant to the Transition Services Agreement shall instead be treated as a payment for services. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 14(b) should be other than as required herein, such party shall use its commercially reasonable efforts to contest such assertion in a manner consistent with Section 16 of this Agreement.

(c)    No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement, the Merger Agreement or any other Exit Transaction Document, and this Agreement shall be construed accordingly.

SECTION 15.    Communication and Cooperation.

(a)    Consult and Cooperate. SpinCo, Parent and Acquiror shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i)    the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the SpinCo Group (or, in the case of any Tax Return of the Parent Group, the portion of such return that relates to Taxes for which the SpinCo Group or the Acquiror Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)    the execution, to the extent commercially reasonable, of any document that may be necessary (including to give effect to Section 16) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii)    the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)    Provide Information. Except as set forth in Section 16, Parent, SpinCo and Acquiror shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)    Tax Attribute Matters. Parent, SpinCo and Acquiror shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Acquiror Group or any member of the Parent Group, respectively.

(d)    Confidentiality.    The parties hereby agree that the provisions of Section 11.02 (Confidentiality) of the LLC Agreement (as in effect prior to any amendment to, or waiver under, the LLC Agreement occurring after the Distribution) shall apply, mutatis mutandis, to all information and material furnished by any party or its representatives hereunder. Notwithstanding the foregoing or any other provision of this Agreement or any other agreement, (i) no member of the Parent Group or the Acquiror Group, respectively, shall be required to provide any member of the Acquiror Group or the Parent Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to the SpinCo Group or the JV Group, the business or assets of any member of the SpinCo Group or the JV Group, or matters for which Parent or Acquiror, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Parent Group or the Acquiror Group, respectively, be required to provide any member of the Acquiror Group or the Parent Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Parent or Acquiror, respectively, determines that the provision of any information to any member of the Acquiror Group or the Parent Group, respectively, could be commercially detrimental or violate any law or agreement to which Parent or Acquiror, respectively, is bound, or result in the waiver of any privilege, Parent and Acquiror, respectively, shall use reasonable best efforts to permit compliance with their obligations under this Section 15 while avoiding such harm or consequence (and shall promptly provide notice to Parent or Acquiror, to the extent such access to or copies of any information is provided to a Person other than a member of the Parent Group or the Acquiror Group (as applicable)).

SECTION 16.    Audits and Contest.

(a)    Notice. Each of Parent, SpinCo and Acquiror shall promptly notify the other parties in writing upon the receipt from a relevant Taxing Authority of any notice of a Tax Proceeding that may give rise to an indemnification obligation under this Agreement; provided that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)    Parent Control. Notwithstanding anything in this Agreement to the contrary, but subject to Section 16(c), Parent shall have the right to control any Tax Proceeding with respect to any Tax matters of (i) a Combined Group or any member of a Combined Group (as such), (ii) any member of the Parent Group and (iii) any member of the SpinCo Group relating solely to a Pre-Distribution Period (a “Parent Tax Proceeding”). Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Parent Tax Proceeding; provided, however, that to the extent that any Parent Tax Proceeding is reasonably likely to give rise to an indemnity obligation of SpinCo or Acquiror under Section 12 hereof, materially increase the Taxes payable by or allocated to any member of the Acquiror Group pursuant to Section 4 or materially affect the Tax Attributes allocated to any member of the SpinCo Group pursuant to Section 6, (i) Parent shall keep Acquiror informed of all material developments and events relating to any such Parent Tax Proceeding, (ii) at its own cost and expense, Acquiror shall have the right to participate in (but not to control) the defense of any such Parent Tax Proceeding, and (iii) Parent shall not settle or compromise any such contest without Acquiror’s written consent, which consent may not be unreasonably withheld, conditioned or delayed. If the Parent Group acknowledges in writing that it is liable for the Taxes at issue in any Parent Tax Proceeding subject to the proviso in the previous sentence, the rights of Acquiror in such proviso shall not apply to such Parent Tax Proceeding to the extent such Parent Tax Proceeding relates to the Taxes that are the subject of such acknowledgment.

(c)    Distribution Taxes. If any Parent Tax Proceeding relating to Distribution Taxes is reasonably likely to give rise to an indemnity obligation of the Acquiror as successor to SpinCo or the JV Group under Section 12 hereof, Acquiror and Parent shall exercise joint control over the disposition of such Parent Tax Proceeding (and, for the avoidance of doubt, shall keep each other informed of all material developments with respect to such Parent Tax Proceeding to the extent the other party is not otherwise informed thereof). Parent shall otherwise have the right to elect to control any Parent Tax Proceeding relating to Distribution Taxes; provided that Parent shall keep Acquiror informed of all material developments.

(d)    Acquiror Control. Acquiror shall have the right to control any Tax Proceeding with respect to SpinCo or any member of the SpinCo Group relating to one or more members of the SpinCo Group and to any Post-Distribution Period (an “Acquiror Tax Proceeding”). Acquiror shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Acquiror Tax Proceeding; provided, however, that to the extent any such matter is reasonably likely to give rise to a claim for indemnity by SpinCo or Acquiror against Parent under Section 12(b) of this Agreement, (i) Acquiror shall keep Parent informed of all material developments and events relating to such Acquiror Tax Proceeding, (ii) at its own cost and expense, Parent shall have the right to participate in (but not to control) the defense of any such Acquiror Tax Proceeding and (iii) Acquiror shall not settle or compromise any such tax claim without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). If the Acquiror Group acknowledges in writing that it is liable for the Taxes at issue in any Acquiror Tax Proceeding subject to the proviso in the previous sentence, the rights of Parent in such proviso shall not apply to such Acquiror Tax Proceeding to the extent such Acquiror Tax Proceeding relates to the Taxes that are the subject of such acknowledgment.

SECTION 17.    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by telecopy, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Company at the following address for such Company, if to Parent or the Parent Group (or, prior to the Effective Time, to SpinCo or the SpinCo Group), to:

[    ]

Attention: [    ]

Telecopy: [    ]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Patrick Sigmon

Telecopy: (212) 701-5814

if to Acquiror or the Acquiror Group (or, after the Effective Time, to SpinCo or the SpinCo Group), to:

[    ]

Attention: [    ]

Telecopy: [    ]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, California 94111-4006

Attention: Benjamin J. Rogers

Telecopy: 415-315-4893

or to such other address(es) as may be furnished in writing by any such Company to the other Companies in accordance with the provisions of this Section 17.

SECTION 18.    Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Exit Transaction Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of SpinCo or any member of the SpinCo Group with respect to actions taken at or prior to the Effective Time shall be the responsibility of Parent and shall be assumed in full by Parent.

SECTION 19.    Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Parent, SpinCo Acquiror, and the JV Group, this Agreement shall become effective upon the consummation of the Merger. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Closing upon termination of the Merger Agreement.

SECTION 20.    Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual Damages, this being in addition to any other remedy to which any such party is entitled at Law or in equity. Each party hereto further agrees that no other party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 20, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 21.    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to a “Section” or “Schedule” will be to a Section or Schedule to or of this Agreement. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, in each case, as of the date hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Exit Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

SECTION 22.    Entire Agreement; Amendments and Waivers.

(a)    Entire Agreement.

(i)    This Agreement and the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, together constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any other Transaction Document, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

(ii)    THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY CERTIFICATE ISSUED IN ACCORDANCE THEREWITH.

(b)    Amendments and Waivers.

(i)    This Agreement may be amended, and any provision of this Agreement may be waived, if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom the waiver is to be effective.

(ii)    No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant or condition. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 23.    Governing Law and Interpretation. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

SECTION 24.    Dispute Resolution. In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the Parent Group, the SpinCo Group or the Acquiror Group, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the Parent and Acquiror; provided, however, that, if the Parent and the Acquiror do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the Parent, one member chosen by the Acquiror, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

SECTION 25.    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other parties hereto will re-execute original forms thereof and deliver them to the requesting party.

SECTION 26.    Successors and Assigns; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax Attributes of such party under Applicable Tax Law). This Agreement is not intended to benefit any Person other than the parties hereto and such successors and assigns, and no such other Person shall be a third party beneficiary hereof. Upon the Closing, this Agreement shall be binding on Acquiror and Acquiror shall be subject to the obligations and restrictions imposed on SpinCo hereunder, including, without limitation, the indemnification obligations of SpinCo under Section 12.

SECTION 27.    Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

SECTION 28.    Change in Tax Law. In the event of a change in law or regulation following the date of this Agreement that is or is believed by any of the parties hereto to be relevant to the interpretation or effect of this Agreement (including any change in any law or regulations expressly referenced herein), the parties will use reasonable best efforts to agree upon such changes to this Agreement as may be necessary or advisable so as to give effect to the original intent, purposes and effect of such Agreement (based on law and regulation in effect as of the date of signing of this Agreement) as nearly as practicable without altering the respective rights or obligations of the parties, or otherwise adversely affecting any party in any non-de minimis respect.

SECTION 29.    Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the SpinCo Group and the members of the Parent Group to SpinCo, Parent and Acquiror (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

Parent on its own behalf and on behalf of the members of the Parent Group

By:

Name:
Title:

SpinCo on its own behalf and on behalf of the members of the SpinCo Group

By:

Name:
Title:

Acquiror on its own behalf and on behalf of the members of the Acquiror Group

By:

Name:
Title:

CHANGE HEALTHCARE, LLC

By:

Name:
Title:

CHANGE HEALTHCARE HOLDINGS, LLC

By:

Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

Schedule 1

Internal Restructuring